Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175791

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)
6.25% Senior Notes due 2021	$1,000,000,000	100.00%	$1,000,000,000	$136,400

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $136,400.

Prospectus Supplement to Prospectus dated July 26, 2011

$1,000,000,000

HCA Holdings, Inc.

6.25% Senior Notes due 2021

HCA Holdings, Inc. is offering $1,000,000,000 aggregate principal amount of 6.25% senior notes due 2021, which we refer to as the “notes.” The notes will bear interest at a rate of 6.25% per annum. HCA Holdings, Inc. will pay interest on the notes semi-annually, in cash in arrears, on February 15 and August 15 of each year, beginning on August 15, 2013. The notes will mature on February 15, 2021.

We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. In addition, if we experience certain kinds of changes in control, we may be required to repurchase the notes on the terms described in this prospectus supplement.

The notes will be HCA Holdings, Inc.’s senior obligations and will rank equally and ratably with all of its future senior indebtedness and senior to any of its future subordinated indebtedness. The obligations under the notes will not be guaranteed and will be structurally subordinated in right of payment to all obligations of HCA Holdings, Inc.’s subsidiaries including HCA Inc. and its subsidiaries. HCA Holdings, Inc. is an entity with no independent operations and will be the sole obligor with respect to the notes.

HCA Holdings, Inc. intends to use the net proceeds of this offering to make a distribution to HCA Holdings, Inc.’s stockholders and certain optionholders and to pay related fees and expenses.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discount		Proceeds to HCA Holdings, Inc.(1) (before expenses)
	Per note	Total	Per note	Total	Per note	Total
6.25% Senior Notes due 2021	100%	$1,000,000,000	1.125%	$11,250,000	98.875%	$988,750,000

(1)	Plus accrued interest, if any, from December 6, 2012.

The underwriters expect to deliver the notes to investors on or about December 6, 2012 in book-entry form only through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Credit Suisse	Deutsche Bank Securities	Morgan Stanley	Wells Fargo Securities

BofA Merrill Lynch	Barclays	J.P. Morgan	SunTrust Robinson Humphrey

Prospectus Supplement dated December 3, 2012

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither HCA Holdings, Inc. nor the underwriters has authorized anyone to provide you with any information or represent anything about HCA Holdings, Inc., its financial results or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by HCA Holdings, Inc. or the underwriters. Neither HCA Holdings, Inc. nor the underwriters is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes. The accompanying prospectus also incorporates by reference documents that are described under “Incorporation by Reference” in that prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted.

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included or incorporated by reference in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding estimated electronic health record (“EHR”) incentive income and related EHR operating expenses, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts, including statements with respect to the proposed cash distribution and related debt financing, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the ability to fund and the determination to declare and pay the

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cash distribution, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment and implementation of the Budget Control Act of 2011 (“BCA”) and the outcome of pending government negotiations related to avoiding the “fiscal cliff” which would result from the BCA’s automatic spending reductions that include cuts to Medicare payments and tax increases beginning in federal fiscal year 2013, and the effects related to cuts to physicians’ Medicare reimbursement if Congress does not override the scheduled reductions related to the Medicare Sustainable Growth Rate, (4) the effects related to the enactment and implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (5) increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit (“UPL”) programs or waiver programs, that may impact reimbursements to health care providers and insurers, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (10) the efforts of insurers, health care providers and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus, which forward-looking statements reflect management’s views only as of the date of this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, including the financial data and related notes and the section entitled “Risk Factors.”

As used herein, unless otherwise stated or indicated by context, references to (i) the “Issuer” refer to HCA Holdings, Inc. and not its affiliates, (ii) “HCA Holdings, Inc.” refer to HCA Holdings, Inc., parent of HCA Inc., and its affiliates and (iii) the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined herein) and to HCA Holdings, Inc. and its affiliates upon the consummation of the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our Company

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of September 30, 2012, we operated a diversified portfolio of 162 hospitals (with approximately 41,900 beds) and 112 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the nine months ended September 30, 2012, we generated revenues of $24.579 billion, net income attributable to HCA Holdings, Inc. of $1.291 billion and Adjusted EBITDA of $4.925 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization (“GPO”), an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We have also created a subsidiary, Parallon Business Solutions, that offers certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. and HCA founder Dr. Thomas F. Frist, Jr., and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

Since the Recapitalization, we have achieved substantial operational and financial progress. During this time, we have made significant investments in expanding our service lines and expanding our alignment with highly specialized and primary care physicians. In addition, we have enhanced our operating efficiencies through a number of corporate cost-saving initiatives and an expansion of our support infrastructure. We have made investments in information technology to optimize our facilities and systems. We have also undertaken a number of initiatives to improve clinical quality and patient satisfaction. As a result of these initiatives, our financial performance improved significantly from the year ended December 31, 2007, the first full year following the Recapitalization, to the year ended December 31, 2011, with revenues growing by $5.954 billion, net income attributable to HCA Holdings, Inc. increasing by $1.591 billion and Adjusted EBITDA increasing by $1.469 billion. This represents compounded annual growth rates on these key metrics of 5.8%, 29.6% and 7.2%, respectively.

Our Industry

We believe well-capitalized, comprehensive and integrated health care delivery providers are well-positioned to benefit from the current industry trends, some of which include:

Aging Population and Continued Growth in the Need for Health Care Services. According to the U.S. Census Bureau, the demographic age group of persons aged 65 and over is expected to experience compounded annual growth of 3.0% over the next 20 years, and constitute 19.3% of the total U.S. population by 2030. The Centers for Medicare & Medicaid Services (“CMS”) projects continued increases in hospital services based on the aging of the U.S. population, advances in medical procedures, expansion of health coverage, increasing consumer demand for expanded medical services and increased prevalence of chronic conditions such as diabetes, heart disease and obesity. We believe these factors will continue to drive increased utilization of health care services and the need for comprehensive, integrated hospital networks that can provide a wide array of essential and sophisticated health care.

Continued Evolution of Quality-Based Reimbursement Favors Large-Scale, Comprehensive and Integrated Providers. We believe the U.S. health care system is continuing to evolve in ways that favor large-scale, comprehensive and integrated providers that provide high levels of quality care. Specifically, we believe there are a number of initiatives that will continue to gain importance in the foreseeable future, including introduction of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information, and an increasing ability for patients and consumers to make choices about all aspects of health care. We believe our company is well positioned to respond to these emerging trends and has the resources, expertise and flexibility necessary to adapt in a timely manner to the changing health care regulatory and reimbursement environment.

Impact of Health Reform Law. The Health Reform Law will change how health care services are covered, delivered and reimbursed. It will do so through expanded coverage of uninsured individuals, significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid disproportionate share hospital (“DSH”) payments, and the establishment of programs where reimbursement is tied in part to quality and integration. After taking into account the June 28, 2012 United States Supreme Court decision upholding the Health Reform Law, but allowing states to opt out of the Medicaid expansion provisions, the Health Reform Law is expected to expand health insurance coverage to approximately 30 million additional individuals through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. On the other hand, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Because of the many variables involved, including pending court challenges, the potential for changes to the law as a result and efforts to amend or repeal the law, we are unable to predict the net impact of the Health Reform Law on us; however, we believe our experienced management team, emphasis on quality care and diverse service offerings will enable us to capitalize on the opportunities presented by the Health Reform Law, as well as adapt in a timely manner to its challenges.

Our Competitive Strengths

We believe our key competitive strengths include:

Largest Comprehensive, Integrated Health Care Delivery System. We are the largest non-governmental hospital operator in the U.S., providing approximately 4% to 5% of all U.S. hospital services through our national footprint. The scope and scale of our operations, evidenced by the types of facilities we operate, the diverse medical specialties we offer and the numerous patient care access points we provide, enable us to provide a comprehensive range of health care services in a cost-effective manner. As a result, we believe the breadth of our platform is a competitive advantage in the marketplace enabling us to attract patients, physicians and clinical staff while also providing significant economies of scale and increasing our relevance with commercial payers.

Reputation for High Quality Patient-Centered Care. Since our founding, we have maintained an unwavering focus on patients and clinical outcomes. We believe clinical quality influences physician and patient choices about health care delivery. We align our quality initiatives throughout the organization by engaging corporate, local, physician and nurse leaders to share best practices and develop standards for delivering high quality care. We have invested extensively in quality of care initiatives, with an emphasis on implementing information technology and adopting industry-wide best practices and clinical protocols. As a result of these efforts, we have achieved significant progress in clinical quality. As measured by the CMS clinical core measures reported on the CMS Hospital Compare website and based on publicly available data for the twelve months ended December 31, 2011, our hospitals achieved a composite score of 99.2% of the CMS core measures versus the national average of 97.5%, making us among the top performing major health systems in the U.S. Payors, including the Medicare program, are increasing efforts to tie payments to quality and clinical performance. For example, CMS is implementing a value-based purchasing system and has begun adjusting hospital payment rates based on “excess” readmissions. We also believe our quality initiatives favorably position us in a payment environment that is increasingly performance-based.

Leading Local Market Positions in Large, Growing, Urban Markets. Over our history, we have sought to selectively expand and upgrade our asset base to create a premium portfolio of assets in attractive growing markets. As a result, we have a strong market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. In addition, we currently operate in 19 markets with populations of one million or more, with all but two of these markets projecting growth above the national average from 2011 to 2016. Our inpatient market share places us first or second in many of our key markets. We believe the strength and stability of these market positions will create organic growth opportunities and allow us to develop long-term relationships with patients, physicians, large employers and third-party payers.

Diversified Revenue Base and Payer Mix. We believe our broad geographic footprint, varied service lines and diverse revenue base mitigate our risks in numerous ways. Our diversification limits our exposure to competitive dynamics and economic conditions in any single local market, reimbursement changes in specific service lines and disruptions with respect to payers such as state Medicaid programs or large commercial insurers. We have a diverse portfolio of assets with no single facility contributing more than 2.3% of our revenues and no single metropolitan statistical area contributing more than 7.7% of revenues for the year ended December 31, 2011. We have also developed a highly diversified payer base, with no single commercial payer representing more than 7% of revenues for the year ended December 31, 2011. In addition, we are one of the country’s largest providers of outpatient services, which accounted for approximately 37% of our revenues for the year ended December 31, 2011. We believe the geographic diversity of our markets and the scope of our inpatient and outpatient operations help reduce volatility in our operating results.

Scale and Infrastructure Drive Cost Savings and Efficiencies. Our scale allows us to leverage our support infrastructure to achieve significant cost savings and operating efficiencies, thereby driving margin expansion. We strategically manage our supply chain through centralized purchasing and supply warehouses, as well as our revenue cycle through centralized billing, collections and health information management functions. We also manage the provision of information technology through a combination of centralized systems with regional service support as well as centralize many other clinical and corporate functions, creating economies of scale in managing expenses and business processes. In addition to the cost savings and operating efficiencies, this support infrastructure simultaneously generates revenue from third parties that utilize our services.

Well-Capitalized Portfolio of High Quality Assets. In order to expand the range and improve the quality of services provided at our facilities, we invested over $7.6 billion in our facilities and information technology systems over the five-year period ended September 30, 2012. We believe our significant capital investments in these areas will continue to attract new and returning patients, attract and retain high quality physicians, maximize cost efficiencies and address the health care needs of our local communities. Furthermore, we believe our platform, as well as electronic health record infrastructure, national research and physician management capabilities, provide a strategic advantage by enhancing our ability to capitalize on anticipated incentives through the Health Information Technology for Economic and Clinical Health Act (“HITECH”) provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) and position us well in an environment that increasingly emphasizes quality, transparency and coordination of care.

Strong Operating Results and Cash Flows. Our leading scale, diversification, favorable market positions, dedication to clinical quality and focus on operational efficiency have enabled us to achieve attractive historical financial performance. In the nine months ended September 30, 2012, we generated net income attributable to HCA Holdings, Inc. of $1.291 billion, Adjusted EBITDA of $4.925 billion and cash flows from operating activities of $2.912 billion. Our ability to generate strong and consistent cash flow from operations has enabled us to invest in our operations, reduce our debt, enhance earnings per share and continue to pursue attractive growth opportunities.

Proven and Experienced Management Team. We believe the extensive experience and depth of our management team are a distinct competitive advantage in the complicated and evolving industry in which we compete. Our senior management team averages approximately 20 years of experience with our company. Our CEO and Chairman of the Board of Directors, Richard M. Bracken, began his career with our company over 30 years ago and has held various executive positions with us over that period, including, most recently, as our President and Chief Operating Officer. Our President, Chief Financial Officer and Director, R. Milton Johnson, joined our company over 30 years ago and has held various positions in our financial operations since that time. Members of our senior management hold significant equity interests in our company, further aligning their long-term interests with those of our stockholders.

Our Growth Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

Grow Our Presence in Existing Markets. We believe we are well positioned in a number of large and growing markets that will allow us the opportunity to generate long-term, attractive growth through the expansion of our presence in these markets. We plan to continue recruiting and strategically collaborating with the physician community and adding attractive service lines such as cardiology, emergency services, oncology and women’s services. Additional components of our growth strategy include expanding our footprint through developing various outpatient access points, including surgery centers, rural outreach, freestanding emergency departments and walk-in clinics.

Achieve Industry-Leading Performance in Clinical and Satisfaction Measures. Achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business model. To achieve these goals, we have implemented a number of initiatives including infection reduction initiatives, hospitalist programs, advanced health information technology and evidence-based medicine programs. We routinely analyze operational practices from our best-performing hospitals to identify ways to implement organization-wide performance improvements and reduce clinical variation. We believe these initiatives will continue to improve patient care, help us achieve cost efficiencies, grow our revenues and favorably position us in an environment where our constituents are increasingly focused on quality, efficacy and efficiency.

Recruit and Employ Physicians to Meet Need for High Quality Health Services. We depend on the quality and dedication of the health care providers and other team members who serve at our facilities. We believe a critical component of our growth strategy is our ability to successfully recruit and strategically collaborate with physicians and other professionals to provide high quality care. We attract and retain physicians by providing high quality, convenient facilities with advanced technology, by expanding our specialty services and by building our outpatient operations. We believe our continued investment in the employment, recruitment and retention of physicians will improve the quality of care at our facilities.

Continue to Leverage Our Scale and Market Positions to Enhance Profitability. We believe there is significant opportunity to continue to grow the profitability of our company by fully leveraging the scale and scope of our franchise. We are currently pursuing next generation performance improvement initiatives such as contracting for services on a multistate basis and expanding our support infrastructure for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping. We believe our centrally managed business processes and ability to leverage cost-saving practices across our extensive network will enable us to continue to manage costs effectively. We have created a subsidiary, Parallon Business Solutions, to leverage key components of our support infrastructure, including revenue cycle management, health care group purchasing, supply chain management and staffing functions, by offering these services to other hospital companies.

Selectively Pursue a Disciplined Development Strategy. We continue to believe there are significant growth opportunities in our markets. We will continue to provide financial and operational resources to successfully execute on our in-market opportunities. To complement our in-market growth agenda, we intend to focus on selectively developing and acquiring new hospitals, outpatient facilities and other health care service providers. We believe the challenges faced by the hospital industry may spur consolidation and we believe our size, scale, national presence and access to capital will position us well to participate in any such consolidation. We have a strong record of successfully acquiring and integrating hospitals and entering into joint ventures and intend to continue leveraging this experience.

Recent Developments

On October 22, 2012, HCA Inc. replaced its $2.000 billion senior secured revolving credit facility maturing on November 17, 2015 with a new facility on substantially the same terms other than foregoing a scheduled increase in interest rates and extending the maturity date to November 17, 2016. See “Description of Other Indebtedness—Senior Secured Credit Facilities.”

On October 23, 2012, HCA Inc. issued $1.250 billion aggregate principal amount of 5.875% senior unsecured notes due 2023 and $1.250 billion aggregate principal amount of 4.75% senior secured notes due 2023 (the “October 2012 offering”) and used the net proceeds for general corporate purposes, which included the repayment of HCA Inc.’s $1.038 billion B-1 term loan facility due 2013 (the “B-1 facility repayment”).

On October 23, 2012, the Board of Directors of HCA Holdings, Inc. declared a cash distribution in the aggregate amount of approximately $1.2 billion, or $2.50 per share of its outstanding common stock (the “November 2012 Distribution”). The November 2012 Distribution was paid on November 16, 2012 to stockholders of record on November 2, 2012.

On December 3, 2012, we also announced that HCA Holdings, Inc. intends, subject to applicable legal and contractual restrictions, to declare and pay a cash distribution of $2.00 per share (the “cash distribution”) to its stockholders during the fourth quarter of 2012. The dividend is expected to be funded through the notes offered hereby. There can be no assurance that the cash distribution will be declared and paid.

Corporate Reorganization

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”), pursuant to which HCA Holdings, Inc. became the new parent company, and HCA Inc. became HCA Holdings, Inc.’s wholly owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock, and HCA Holdings, Inc. became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes and is not subject to the covenants contained in the indentures governing such secured notes. See “Description of Other Indebtedness.”

Through our predecessors, we commenced operations in 1968. HCA Inc. was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. HCA Holdings, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

Corporate Structure

The indebtedness figures in the diagram below are as of September 30, 2012, and give effect to the October 2012 offering, the B-1 facility repayment and the indebtedness incurred under the notes offered hereby and the use of proceeds therefrom. In this prospectus supplement, where we have presented information as adjusted to give effect to the use of the net proceeds of this offering, we have assumed that the notes will not be offered at a discount. If the notes are offered at a discount, the net proceeds to us will be less than we have assumed.

(1)	Since the Corporate Reorganization, HCA Holdings, Inc. has become a guarantor of certain of HCA Inc.’s outstanding notes but is not subject to the covenants that apply to HCA Inc. or HCA Inc.’s restricted subsidiaries under those notes.

(2)	Consists of (i) a $2.500 billion asset-based revolving credit facility maturing on September 30, 2016 (the “asset-based revolving credit facility”) ($1.280 billion outstanding at September 30, 2012); (ii) a $2.000 billion senior secured revolving credit facility maturing on November 17, 2016 (the “senior secured revolving credit facility”) (none outstanding at September 30, 2012, without giving effect to outstanding letters of credit); (iii) a $156 million senior secured term loan A-1 facility which matured on November 17, 2012; (iv) a $549 million senior secured term loan A-2 facility maturing on May 2, 2016; (v) a $726 million senior secured term loan A-3 facility maturing on February 2, 2016; (vi) a $2.000 billion senior secured term loan B-2 facility maturing on March 31, 2017; (vii) a $2.373 billion senior secured term loan B-3 facility maturing on May 1, 2018; and (viii) a €266 million, or $341 million-equivalent, senior secured European term loan facility maturing on November 17, 2013. We refer to the facilities described under (ii) through (viii) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.”

(3)

Consists of (i) $1.500 billion aggregate principal amount of 8 1/2% first lien notes due 2019 that HCA Inc. issued in April 2009 (the “April 2009 first lien notes”); (ii) $1.250 billion aggregate principal amount of 7 7/8% first lien notes due 2020 that HCA Inc. issued in August 2009 (the “August 2009 first lien notes”); (iii) $1.400 billion aggregate principal amount of 7 1/4% first lien notes due 2020 that HCA Inc. issued in March 2010 (the “March 2010 first lien notes”); (iv) $3.000 billion aggregate principal amount of 6.50% first lien notes due 2020 that HCA Inc. issued in August 2011 (the “August 2011 first lien notes”); (v) $1.350 billion aggregate principal amount of 5.875% first lien notes due 2022 that HCA Inc. issued in

February 2012 (the “February 2012 first lien notes”); (vi) $1.250 billion aggregate principal amount of 4.75% first lien notes due 2023 that HCA Inc. issued in October 2012 (the “October 2012 first lien notes,” and, collectively with the April 2009 first lien notes, the August 2009 first lien notes, the March 2010 first lien notes, the August 2011 first lien notes and the February 2012 first lien notes, the “first lien notes”); and (vii) $64 million of unamortized debt discounts that reduce the existing indebtedness.

(4)

Consists of (i) $201 million aggregate principal amount of 9  7/8% second lien notes due 2017 and (ii) $4 million of unamortized debt discounts that reduce the existing indebtedness. We refer to these notes as the “second lien notes.”

(5)

Consists of HCA Inc.’s (i) an aggregate principal amount of $246 million medium-term notes with maturities ranging from 2014 to 2025 and a weighted average interest rate of 8.28%; (ii) an aggregate principal amount of $886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) an aggregate principal amount of $8.041 billion senior notes with maturities ranging from 2012 to 2033 and a weighted average interest rate of 6.75%; (iv) $394 million of secured debt, which represents capital leases and other secured debt with a weighted average interest rate of 6.78%; and (v) $5 million of unamortized debt discounts that reduce the existing indebtedness. For more information regarding our unsecured and other indebtedness, see “Description of Other Indebtedness.”

(6)	The cash flow credit facility and the first lien notes are secured by first-priority liens, and the second lien notes and related guarantees are secured by second-priority liens, on substantially all the capital stock of Healthtrust, Inc.—The Hospital Company and the first-tier subsidiaries of the subsidiary guarantors (but limited to 65% of the voting stock of any such first-tier subsidiary that is a foreign subsidiary), subject to certain exceptions.

(7)	Includes subsidiaries which are designated as “restricted subsidiaries” under HCA Inc.’s indenture dated as of December 16, 1993, certain of their wholly owned subsidiaries formed in connection with the asset based revolving credit facility and certain excluded subsidiaries (non-material subsidiaries).

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities and Guarantees” in the accompanying prospectus contain more detailed descriptions of the terms and conditions of the notes.

Issuer	HCA Holdings, Inc.

Securities Offered	6.25% senior notes due 2021.

Maturity Date	The notes will mature on February 15, 2021.

Interest Rate	Interest on the notes will be payable in cash and will accrue at a rate of 6.25% per annum.

Interest Payment Dates	February 15 and August 15, commencing on August 15, 2013. Interest will accrue from December 6, 2012.

Ranking	The notes will be the Issuer’s senior obligations and will:

•	rank senior in right of payment to any of its future subordinated indebtedness;

•	rank equally in right of payment with any of its existing and future senior indebtedness, including its $1.525 billion aggregate principal amount of senior notes due 2021;

•	be effectively subordinated in right of payment to any of its future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of its subsidiaries.

As of September 30, 2012, on an as adjusted basis after giving effect to the October 2012 offering, the B-1 facility repayment, the November 2012 Distribution and the notes offered hereby and the use of proceeds therefrom as described under “Use of Proceeds”:

•	the notes would have been structurally subordinated in right of payment to $26.943 billion of indebtedness, $17.770 billion of which would have been secured; and

•

HCA Inc. would have had $1.935 billion of unutilized capacity under the senior secured revolving credit facility and $1.220 billion of unutilized capacity under the asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations, all of which would be structurally senior to the notes offered hereby if borrowed.

Guarantees	The notes will not be guaranteed by any of the Issuer’s existing or future direct or indirect subsidiaries.

Covenants	The indenture governing the unsecured notes will contain covenants limiting the Issuer’s and certain of its subsidiaries’ ability to:

•	create liens on certain assets to secure debt;

•	engage in certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Optional Redemption	The Issuer may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require the Issuer to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

The Issuer may not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	the Issuer may not have enough funds at that time; or

•	the terms of HCA Inc.’s indebtedness may prevent it from making such payment.

Your right to require the Issuer to repurchase the notes upon the occurrence of a change of control will cease to apply to the notes at all times during which such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s. See “Description of the Notes—Certain Covenants—Covenant Suspension.”

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed the Issuer that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, the Issuer cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $987 million.

We intend to use the net proceeds from the notes offered hereby to make a distribution to HCA Holdings, Inc.’s stockholders and certain optionholders and to pay related fees and expenses. See “Use of Proceeds” and “Capitalization.”

Conflicts of Interest	Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

RISK FACTORS

You should consider carefully all of the information set forth and incorporated by reference in this prospectus supplement and, in particular, should evaluate the specific factors set forth and incorporated by reference in the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes, including risks related to our industry and business.

SUMMARY FINANCIAL DATA

The following table sets forth our summary financial and operating data as of and for the periods indicated. The financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from our consolidated financial statements incorporated by reference into this prospectus supplement, which have been audited by Ernst & Young LLP. The financial data as of December 31, 2009 have been derived from our consolidated financial statements audited by Ernst & Young LLP that are not included or incorporated by reference herein.

The summary financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The summary financial data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements that are not included or incorporated by reference herein. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary financial and operating data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	Years ended December 31,			Nine months ended September 30,
	2011	2010	2009	2012	2011
				(unaudited)
	(dollars in millions)
Income Statement Data:
Revenues before provision for doubtful accounts	$32,506	$30,683	$30,052	$27,245	$24,077
Provision for doubtful accounts	2,824	2,648	3,276	2,666	2,164

Revenues	29,682	28,035	26,776	24,579	21,913

Salaries and benefits	13,440	12,484	11,958	11,224	9,948
Supplies	5,179	4,961	4,868	4,216	3,833
Other operating expenses	5,470	5,004	4,724	4,496	4,017
Electronic health record incentive income	(210)	—	—	(256)	(90)
Equity in earnings of affiliates	(258)	(282)	(246)	(26)	(217)
Depreciation and amortization	1,465	1,421	1,425	1,254	1,078
Interest expense	2,037	2,097	1,987	1,336	1,572
Losses (gains) on sales of facilities	(142)	(4)	15	(4)	3
Gain on acquisition of controlling interest in equity investment	(1,522)	—	—	—	—
Impairments of long-lived assets	—	123	43	—	—
Losses on retirement of debt	481	—	—	—	481
Termination of management agreement	181	—	—	—	181

	26,121	25,804	24,774	22,240	20,806

Income before income taxes	3,561	2,231	2,002	2,339	1,107
Provision for income taxes	719	658	627	760	307

Net income	2,842	1,573	1,375	1,579	800
Net income attributable to noncontrolling interests	377	366	321	288	270

Net income attributable to HCA Holdings, Inc.	$2,465	$1,207	$1,054	$1,291	$530

	Years ended December 31,			Nine months ended September 30,
	2011	2010	2009	2012	2011
				(unaudited)
	(dollars in millions)
Statement of Cash Flows Data:
Cash flows provided by operating activities	$3,933	$3,085	$2,747	$2,912	$2,546
Cash flows used in investing activities	(2,995)	(1,039)	(1,035)	(1,340)	(1,240)
Cash flows used in financing activities	(976)	(1,947)	(1,865)	(1,473)	(1,358)
Other Financial Data:
EBITDA(1)	$6,686	$5,383	$5,093	$4,641	$3,487
Adjusted EBITDA(1)	6,061	5,868	5,472	4,925	4,422
Capital expenditures	(1,679)	(1,325)	(1,317)	(1,268)	(1,170)
Ratio of earnings to fixed charges	2.59	1.97	1.91	2.57	1.64
Operating Data:(2)
Number of hospitals at end of period(3)	163	156	155	162	157
Number of freestanding outpatient surgical centers at end of period(3)	108	97	97	112	98
Number of licensed beds at end of period(4)	41,594	38,827	38,839	41,884	39,526
Weighted average licensed beds(5)	39,735	38,655	38,825	41,801	39,310
Admissions(6)	1,620,400	1,554,400	1,556,500	1,302,000	1,206,700
Equivalent admissions(7)	2,595,900	2,468,400	2,439,000	2,117,100	1,928,200
Average length of stay (days)(8)	4.8	4.8	4.8	4.7	4.8
Average daily census(9)	21,123	20,523	20,650	22,505	21,093
Occupancy(10)	53%	53%	53%	54%	54%
Emergency room visits(11)	6,143,500	5,706,200	5,593,500	5,126,600	4,579,100
Outpatient surgeries(12)	799,200	783,600	794,600	649,600	586,400
Inpatient surgeries(13)	484,500	487,100	494,500	379,700	361,000
Days revenues in accounts receivable(14)	53	50	50	51	49
Gross patient revenues(15)	$141,516	$125,640	$115,682	$121,829	$103,294
Outpatient revenues as a percentage of patient revenues(16)	37%	36%	39%	38%	37%
Balance Sheet Data:
Cash and cash equivalents	$373	$411	$312	$472	$359
Working capital(17)	1,679	2,650	2,264	1,411	2,422
Property, plant and equipment, net	12,834	11,352	11,427	12,960	11,645
Total assets	26,898	23,852	24,131	27,302	23,756
Total debt	27,052	28,225	25,670	26,933	26,596
Equity securities with contingent redemption rights	—	141	147	—	—
Stockholders’ deficit attributable to HCA Holdings, Inc.	(8,258)	(11,926)	(8,986)	(7,859)	(10,194)
Noncontrolling interests	1,244	1,132	1,008	1,296	1,132

Total stockholders’ deficit	(7,014)	(10,794)	(7,978)	(6,563)	(9,062)

(1)

EBITDA, a measure used by management to evaluate operating performance, is defined as net income attributable to HCA Holdings, Inc. plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful to investors and our management in highlighting trends because EBITDA excludes the results of decisions outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA, adjusted to exclude net income attributable to noncontrolling interests, losses (gains) on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement. We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as the primary measure to review and assess operating performance of its hospital facilities and their management teams. Adjusted EBITDA target amounts are the performance measures utilized in our annual incentive compensation programs and are vesting conditions for a portion of our stock option grants. Management and investors review both the overall performance (GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may be additional adjustments to Adjusted EBITDA under our agreements governing our material debt obligations.

EBITDA and Adjusted EBITDA are calculated as follows:

	Years ended December 31,			Nine months ended September 30,
	2011	2010	2009	2012	2011
				(unaudited)
	(dollars in millions)
Net income attributable to HCA Holdings, Inc.	$2,465	$1,207	$1,054	$1,291	$530
Provision for income taxes	719	658	627	760	307
Interest expense	2,037	2,097	1,987	1,336	1,572
Depreciation and amortization	1,465	1,421	1,425	1,254	1,078

EBITDA	6,686	5,383	5,093	4,641	3,487

Net income attributable to noncontrolling interests(i)	377	366	321	288	270
Losses (gains) on sales of facilities(ii)	(142)	(4)	15	(4)	3
Gain on acquisition of controlling interest in equity investment (iii)	(1,522)	—	—	—	—
Impairments of long-lived assets(iv)	—	123	43	—	—
Losses on retirement of debt(v)	481	—	—	—	481
Termination of management agreement(vi)	181	—	—	—	181

Adjusted EBITDA	$6,061	$5,868	$5,472	$4,925	$4,422

(i)	Represents the add-back of net income attributable to noncontrolling interests.

(ii)	Represents the add-back of losses and elimination of gains on sales of facilities.

(iii)	Represents the elimination of gain on acquisition of controlling interest in equity investment.

(iv)	Represents the add-back of impairments of long-lived assets.

(v)	Represents the add-back of losses on retirement of debt.

(vi)	Represents the add-back of termination of management agreement.

(2)	The operating data set forth in this table includes only those facilities that are consolidated for financial reporting purposes.

(3)	Excludes facilities that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(4)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(5)	Represents the average number of licensed beds, weighted based on periods owned.

(6)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(7)

Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the resulting amount by gross inpatient revenues. The equivalent admissions computation “equates” outpatient revenues to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(8)	Represents the average number of days admitted patients stay in our hospitals.

(9)	Represents the average number of patients in our hospital beds each day.

(10)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(11)	Represents the number of patients treated in our emergency rooms.

(12)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(13)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(14)	Revenues per day is calculated by dividing the revenues for the period by the days in the period. Days revenues in accounts receivable is then calculated as accounts receivable, net of the allowance for doubtful accounts, at the end of the period divided by revenues per day.

(15)	Gross patient revenues are based upon our standard charge listing. Gross charges/revenues typically do not reflect what our hospital facilities are paid. Gross charges/revenues are reduced by the provision for doubtful accounts, contractual adjustments, discounts and charity care to determine reported revenues.

(16)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.

(17)	We define working capital as current assets minus current liabilities.

RISK FACTORS

You should carefully consider the Risk Factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement before purchasing the notes. This prospectus supplement contains forward-looking statements that involve risk and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Notes

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We are highly leveraged. As of September 30, 2012, on an as adjusted basis after giving effect to the October 2012 offering, the B-1 facility repayment, the November 2012 Distribution and the notes offered hereby and the use of proceeds therefrom, our total indebtedness would have been $29.395 billion. As of September 30, 2012, on an as adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, HCA Inc. would have had availability of $1.935 billion under its senior secured revolving credit facility and $1.220 billion under its asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged borrowings are at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•

limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We have the ability to incur additional indebtedness in the future, subject to the restrictions contained in HCA Inc.’s senior secured credit facilities and the indentures governing HCA Inc.’s outstanding senior secured notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct our operations through our subsidiaries, none of which will guarantee the notes. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Unless they become guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. The terms of HCA Inc.’s senior secured credit facilities and the indentures governing its outstanding notes significantly restrict HCA Inc. and its subsidiaries from paying dividends and otherwise transferring assets to HCA Holdings, Inc. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

We may find it necessary or prudent to refinance our outstanding indebtedness with longer-maturity debt at a higher interest rate. In March of 2010, for example, HCA Inc. issued $1.400 billion in aggregate principal amount of 7 1/4% first lien notes due 2020. The net proceeds of that offering were used to prepay term loans under HCA Inc.’s cash flow credit facility, which currently bears interest at a lower floating rate. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Our and HCA Inc.’s debt agreements contain restrictions that limit our flexibility in operating our business.

HCA Inc.’s senior secured credit facilities and the indentures governing its outstanding notes contain, and the indenture governing the notes offered hereby will contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under HCA Inc.’s asset-based revolving credit facility, when (and for as long as) the combined availability under HCA Inc.’s asset-based revolving credit facility and HCA Inc.’s senior secured revolving credit facility is less than a specified amount for a certain period of time or, if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of HCA Inc.’s depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit facility and to cash collateralize letters of credit issued thereunder.

Under HCA Inc.’s senior secured credit facilities, HCA Inc. is required to satisfy and maintain specified financial ratios. HCA Inc.’s ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance HCA Inc. will continue to meet those ratios. A breach of any of these covenants could result in a default under both the cash flow credit facility and the asset-based revolving credit facility. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If HCA Inc. were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. HCA Inc. has pledged a significant portion of its assets under HCA Inc.’s senior secured credit facilities and that collateral (other than certain European collateral securing HCA Inc.’s senior secured European term loan facility) is also pledged as collateral under HCA Inc.’s first lien notes. If any of the lenders under the senior secured credit facilities accelerate the repayment of borrowings, there can be no assurance there will be sufficient assets to repay the senior secured credit facilities, the first lien notes and the notes offered hereby.

Federal and state fraudulent transfer laws may permit a court to void the notes, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if (1) we issued the notes with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for either issuing the notes and, in the case of (2) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left us with an unreasonably small amount of capital to carry on the business;

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment was unsatisfied.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or further subordinate the notes to presently existing and future indebtedness of ours. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we were solvent at the relevant time. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under HCA Inc.’s senior secured credit facilities that is not waived by the required lenders or a default under the indentures governing HCA Inc.’s existing secured notes, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in HCA Inc.’s senior secured credit facilities, the indentures governing HCA Inc.’s existing secured notes and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under HCA Inc.’s senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes.

We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The Issuer may not be able to repurchase the notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, the Issuer is contractually restricted under the terms of the senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, the Issuer may not be able to satisfy our obligations to purchase the notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the notes upon a change of control would cause a default under the indentures and a cross-default under the instruments governing our senior secured credit facilities and the indentures governing the existing secured notes. The instruments governing the senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

The Issuer is the sole obligor of the notes and its subsidiaries do not guarantee the Issuer’s obligations under the notes and do not have any obligation with respect to the notes; the notes are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and will be effectively subordinated to any of the Issuer’s secured debt.

The Issuer is a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The Issuer’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. The notes are structurally subordinated to all debt and liabilities of the Issuer’s subsidiaries, including HCA Inc. The claims of HCA Inc.’s and its subsidiaries’ creditors will be required to be paid before holders of the notes have a claim (if any) against the entities and their assets. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer’s subsidiaries, you will participate with all other holders of the Issuer’s indebtedness in the assets remaining after the Issuer’s subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer’s subsidiaries may not have sufficient funds to make payments to the Issuer, and you may receive less, ratably, than the holders of debt of the Issuer’s subsidiaries and other liabilities.

As of September 30, 2012, on an as adjusted basis after giving effect to the October 2012 offering, the B-1 facility repayment, the November 2012 Distribution and the notes offered hereby and the use of proceeds therefrom, the aggregate amount of indebtedness of the Issuer’s subsidiaries would have been $26.943 billion, $17.770 billion of which would have been secured and all of which would have been structurally senior to the notes. In addition, as of that date, on an adjusted basis after giving effect to the notes offered hereby and the use of proceeds therefrom, the Issuer’s subsidiaries could have borrowed $1.935 billion under HCA Inc.’s senior secured revolving credit facility and $1.220 billion under its asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations. In addition, holders of the Issuer’s subsidiaries’ debt will have claims that are prior to your claims as holders of the notes. Additionally, the indenture governing the notes offered hereby, the indentures governing HCA Holdings, Inc. and HCA Inc.’s outstanding notes and HCA Inc.’s senior secured credit facilities permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.

The Issuer is a holding company with no independent operations or assets. Repayment of the notes is dependent on cash flow generated by the Issuer’s subsidiaries. Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us.

The Issuer’s operations are conducted through its subsidiaries and its ability to make payment on the unsecured notes is dependent on the earnings and the distribution of funds from its subsidiaries. Their earnings are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their and the Issuer’s control. In addition, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the notes. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due. The terms of HCA Inc.’s senior secured credit facilities and the indentures governing its secured notes significantly restrict the Issuer’s subsidiaries from paying dividends and otherwise transferring assets to the Issuer. In addition, if the Issuer’s subsidiaries do not generate sufficient cash flow from operations to satisfy their and the Issuer’s debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on our ability to satisfy our obligations in respect of the notes.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $987 million.

We intend to use the net proceeds from the notes offered hereby to make a distribution to the Issuer’s stockholders and certain optionholders and to pay related fees and expenses.

CAPITALIZATION

The following table sets forth the capitalization of HCA Holdings, Inc. as of September 30, 2012 on a historical basis and as adjusted to give effect to (i) the October 2012 offering, (ii) the B-1 facility repayment, (iii) the November 2012 Distribution and (iv) this offering.

The information below does not give effect to the cash distribution. Any payment of the cash distribution would result in a reduction in cash and cash equivalents. See “Summary—Recent Developments.”

The information in this table should be read in conjunction with “Summary—Summary Financial Data,” included in this prospectus supplement and our consolidated financial statements and related notes and condensed consolidated financial statements and related notes incorporated by reference herein.

	As of September 30, 2012
	Actual	As adjusted
	(unaudited) (dollars in millions)
Cash and cash equivalents(1)	$472	$1,706

Senior secured credit facilities(2)	$8,463	$7,425
First lien notes(3)	8,436	9,686
Other secured indebtedness(4)	394	394
Second lien notes(5)	197	197

Total senior secured indebtedness	17,490	17,702
Existing unsecured indebtedness(6)	9,443	10,693
Senior notes offered hereby	—	1,000

Total debt	26,933	29,395

Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,859)	(9,070)
Noncontrolling interests	1,296	1,296

Total stockholders’ deficit	(6,563)	(7,774)

Total capitalization	$20,370	$21,621

(1)	As adjusted reflects an estimated $987 million of net proceeds from this offering calculated after deducting underwriting discounts and commissions and estimated offering expenses.

(2)	Consists of (i) a $2.500 billion asset-based revolving credit facility maturing on September 30, 2016 (the “asset-based revolving credit facility”) ($1.280 billion outstanding at September 30, 2012); (ii) a $2.000 billion senior secured revolving credit facility maturing on November 17, 2016 (the “senior secured revolving credit facility”) (none outstanding at September 30, 2012, without giving effect to outstanding letters of credit); (iii) a $156 million senior secured term loan A-1 facility which matured on November 17, 2012; (iv) a $549 million senior secured term loan A-2 facility maturing on May 2, 2016; (v) a $726 million senior secured term loan A-3 facility maturing on February 2, 2016; (vi) a $1.038 billion senior secured term loan B-1 facility maturing on November 17, 2013 (none outstanding at September 30, 2012 as adjusted to give effect to the October 2012 offering); (vii) a $2.000 billion senior secured term loan B-2 facility maturing on March 31, 2017; (viii) a $2.373 billion senior secured term loan B-3 facility maturing on May 1, 2018; and (ix) a €266 million, or $341 million-equivalent, senior secured European term loan facility maturing on November 17, 2013. We refer to the facilities described under (ii) through (ix) above, collectively, as the “cash flow credit facility” and, together with the asset-based revolving credit facility, the “senior secured credit facilities.”

(3)

Consists of (i) $1.500 billion aggregate principal amount of 8 1/2% first lien notes due 2019 that HCA Inc. issued in April 2009 (the “April 2009 first lien notes”); (ii) $1.250 billion aggregate principal amount of

7 7/8% first lien notes due 2020 that HCA Inc. issued in August 2009 (the “August 2009 first lien notes”); (iii) $1.400 billion aggregate principal amount of 7 1/4% first lien notes due 2020 that HCA Inc. issued in March 2010 (the “March 2010 first lien notes”); (iv) $3.000 billion aggregate principal amount of 6.50% first lien notes due 2020 that HCA Inc. issued in August 2011 (the “August 2011 first lien notes”); (v) $1.350 billion aggregate principal amount of 5.875% first lien notes due 2022 that HCA Inc. issued in February 2012 (the “February 2012 first lien notes”); (vi) $1.250 billion aggregate principal amount of 4.75% first lien notes due 2023 that HCA Inc. issued in October 2012 (the “October 2012 first lien notes,” and, collectively with the April 2009 first lien notes, the August 2009 first lien notes, the March 2010 first lien notes, the August 2011 first lien notes, and the February 2012 first lien notes, the “first lien notes”); and (vii) $64 million of unamortized debt discounts that reduce the existing indebtedness.

(4)	Consists of capital leases and other secured debt with a weighted average interest rate of 6.78%.

(5)

Consists of (i) $201 million aggregate principal amount of 9 7/8% second lien notes due 2017 and (ii) $4 million of unamortized debt discounts that reduce the existing indebtedness. We refer to these notes as the “second lien notes.”

(6)

Consists of HCA Inc.’s (i) an aggregate principal amount of $246 million medium-term notes with maturities ranging from 2014 to 2025 and a weighted average interest rate of 8.28%; (ii) an aggregate principal amount of $886 million debentures with maturities ranging from 2015 to 2095 and a weighted average interest rate of 7.55%; (iii) an aggregate principal amount of $8.041 billion senior notes with maturities ranging from 2012 to 2033 and a weighted average interest rate of 6.75%; and (iv) $5 million of unamortized debt discounts that reduce the existing indebtedness. Existing unsecured indebtedness also includes HCA Holdings, Inc.’s $1.525 billion aggregate principal amount of 7 3/4% senior notes due 2021. For more information regarding our unsecured and other indebtedness, see “Description of Other Indebtedness.”

DESCRIPTION OF OTHER INDEBTEDNESS

The summaries set forth below are qualified in their entirety by the actual text of the applicable agreements and indentures, each of which has been filed with the SEC and which may be obtained on publicly available websites at the addresses set forth under “Available Information.”

Senior Secured Credit Facilities

The senior secured credit facilities provided senior secured financing of $11.683 billion at September 30, 2012, consisting of:

•

$7.183 billion-equivalent in term loan facilities, comprised of a $156 million senior secured term loan A-1 facility which matured on November 17, 2012, a $549 million senior secured term loan A-2 facility maturing on May 2, 2016, a $726 million senior secured term loan A-3 facility maturing on February 2, 2016, a $1.038 billion senior secured term loan B-1 facility maturing November 17, 2013 (which was repaid during October 2012 with a portion of the proceeds from the October 2012 offering), a $2.000 billion senior secured term loan B-2 facility maturing on March 31, 2017, a $2.373 billion senior secured term loan B-3 facility maturing on May 1, 2018 and a €266 million, or $341 million-equivalent, senior secured European term loan facility maturing on November 17, 2013; and

•

$4.500 billion in revolving credit facilities, comprised of a $2.500 billion senior secured asset-based revolving credit facility available in dollars maturing on September 30, 2016 and a $2.000 billion senior secured revolving credit facility available in dollars, euros and pounds sterling currently maturing on November 17, 2016. Availability under the asset-based revolving credit facility is subject to a borrowing base of 85% of eligible accounts receivable less customary reserves.

We refer to these senior secured credit facilities, excluding the asset-based revolving credit facility, as the “cash flow credit facility” and, collectively with the asset-based revolving credit facility, the “senior secured credit facilities.” The asset-based revolving credit facility is documented in a separate loan agreement from the other senior secured credit facilities.

HCA Inc. is the primary borrower under the senior secured credit facilities, except that a U.K. subsidiary is the borrower under the senior secured European term loan facility. The revolving credit facilities include capacity available for the issuance of letters of credit and for borrowings on same-day notice, referred to as the swingline loans. A portion of the letter of credit availability under the cash-flow revolving credit facility is available in euros and pounds sterling. Lenders under the cash flow credit facility are subject to a loss sharing agreement pursuant to which, upon the occurrence of certain events, including a bankruptcy event of default under the cash flow credit facility, each such lender will automatically be deemed to have exchanged its interest in a particular tranche of the cash flow credit facility for a pro rata percentage in all of the tranches of the cash flow credit facility.

On February 16, 2007, the cash flow credit facility was amended to reduce the applicable margins with respect to the term borrowings thereunder. On June 20, 2007, the asset-based revolving credit facility was amended to reduce the applicable margin with respect to borrowings thereunder.

On March 2, 2009, the cash flow credit facility was amended to allow for one or more future issuances of additional secured notes, which may include notes that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes, and such notes are not secured by any European collateral securing the cash flow credit facility. The U.S. security documents related to the cash flow credit facility were also amended and restated in connection with the amendment in order to give effect to the security interests to be granted to holders of such additional secured notes.

On March 2, 2009, the asset-based revolving credit facility was amended to allow for one or more future issuances of additional secured notes or loans, which may include notes or loans that are secured on a pari passu basis or on a junior basis with the obligations under the cash flow credit facility, so long as (1) such notes or loans do not require, subject to certain exceptions, scheduled repayments, payment of principal or redemption prior to the scheduled term loan B-1 maturity date, (2) the terms of such notes or loans, as applicable, taken as a whole, are not more restrictive than those in the cash flow credit facility and (3) no subsidiary of HCA Inc. that is not a U.S. guarantor is an obligor of such additional secured notes. The amendment to the asset-based revolving credit facility also altered the excess facility availability requirement to include a separate minimum facility availability requirement applicable to the asset-based revolving credit facility and increased the applicable LIBOR and asset-based revolving margins for all borrowings under the asset-based revolving credit facility by 0.25% each.

On June 18, 2009, the cash flow credit facility was amended to permit unlimited refinancings of the term loans initially incurred in November 2006 under the cash flow credit facility (the “initial term loans”), as well as any previously incurred refinancing term loans through the incurrence of new term loans under the cash flow credit facility (“refinancing term loans”), (collectively, with the initial term loans, the “then-existing term loans”), and to permit the establishment of one or more series of commitments under replacement cash flow revolvers under the cash flow credit facility (“replacement revolver”) to replace all or a portion of the revolving commitments initially established in November 2006 under the cash flow credit facility (the “initial revolver”) as well as any previously issued replacement revolvers (with no more than three series of revolving commitments to be outstanding at any time) in each case, subject to the terms described below. The amendment to the cash flow credit facility further permits the maturity date of any then-existing term loan to be extended (any such loans so extended, the “extended term loans”). The amendment to the cash flow credit facility provides that:

•

As to refinancing term loans, (1) the proceeds from such refinancing term loans be used to repay in full the initial term loans before being used to repay any previously issued refinancing term loans; (2) the refinancing term loans mature no earlier than the latest maturity date of any of the initial term loans; (3) the weighted average life to maturity for the refinancing term loans be no shorter than the remaining weighted average life to maturity of the tranche B term loan under the cash flow credit facility measured at the time such refinancing term loans are incurred; and (4) refinancing term loans will not share in mandatory prepayments resulting from the creation or issuance of extended term loans and/or first lien notes until the initial term loans are repaid in full but will share in other mandatory prepayments such as those from asset sales.

•

As to replacement revolvers, terms of such replacement revolver be substantially identical to the commitments being replaced, other than with respect to maturity, size of any swingline loan and/or letter of credit subfacilities and pricing.

•

As to extended term loans, (1) any offer to extend must be made to all lenders under the term loan being extended, and, if such offer is oversubscribed, the extension will be allocated ratably to the lenders according to the respective amounts then held by the accepting lenders; (2) each series of extended term loans having the same interest margins, extension fees and amortization schedule shall be a separate class of term loans; and (3) extended term loans will not share in mandatory prepayments resulting from the creation or issuance of refinancing term loans and/or first lien notes until the initial term loans are repaid in full but will share in other mandatory prepayments such as those from asset sales.

•	Any refinancing term loans and any obligations under replacement revolvers will have a pari passu claim on the collateral securing the initial term loans and the initial revolver.

On April 6, 2010, the cash flow credit facility was amended to (i) extend the maturity date for $2.0 billion of the tranche B term loans from November 17, 2013 to March 31, 2017 and (ii) increase the ABR margin and LIBOR margin with respect to such extended term loans to 2.25% and 3.25%, respectively. The maturity date, interest margins and fees, as applicable, with respect to all other loans, and all commitments and letters of credit, outstanding under the cash flow credit facility remain unchanged.

On November 8, 2010, an amended and restated joinder agreement was entered into with respect to the cash flow credit facility to establish a new replacement revolving credit series, which will mature on November 17, 2015. Under the amended and restated joinder agreement, these replacement revolving credit commitments became effective upon completion of our initial public offering.

On May 4, 2011, the cash flow credit facility and asset-based revolving credit facility were amended and restated, respectively, to, among other things, (i) permit HCA Inc. and its restricted subsidiaries to issue new unsecured and second lien notes so long as (x) HCA Inc. would be, following such issuance, in compliance with its maintenance covenants under the respective credit facilities, (y) the maturity of the new notes is later than the final maturity date and (z) the covenants of the new notes are no more restrictive than those under HCA Inc.’s existing second lien notes, (ii) allow HCA Inc. and its restricted subsidiaries to issue new first lien notes and first lien term loans, subject to a maximum first lien leverage ratio of 3.75 to 1.00, so long as (x) HCA Inc. complies with the same covenant restrictions that apply to the issuance of new unsecured and second lien notes described above and (y) the maturity of the new first lien debt is later than the final maturity date and (iii) revise the change of control definition to provide that, in addition to acquiring, on a fully diluted basis, at least 35% of HCA Inc.’s voting stock, a third party must also acquire, on a fully diluted basis, ownership of HCA Inc.’s voting stock greater than that then held by those equity holders of HCA Holdings, Inc. that existed prior to HCA Holdings, Inc.’s initial public offering in order to trigger a change of control.

In addition to the amendments described above, the asset-based revolving credit facility was amended to (A) remove restrictions on the prepayment of second lien, senior unsecured or subordinated debt, and the making of restricted payments, investments and dividends, subject to the satisfaction of certain payment conditions, which include a minimum borrowing availability, and a minimum consolidated EBITDA to consolidated interest coverage ratio of 1.50 to 1.00 and (B) add a general investment basket of $500.0 million which is not subject to the payment conditions.

In addition to the amendments described above, the cash flow credit facility was amended to remove restrictions on the prepayment of second lien, senior unsecured or subordinated debt and increase the general investment basket from $1.5 billion to the greater of (i) $3.0 billion or (ii) 12% of HCA Inc.’s total assets.

The cash flow credit facility was also amended to (i) extend the maturity date of $594 million of HCA Inc.’s term loan A facility from November 17, 2012 to May 2, 2016 and increases the ABR margin and LIBOR margin with respect to such extended term loans to 1.50% and 2.50%, respectively and (ii) extend the maturity date of $537 million of HCA Inc.’s term loan A facility from November 17, 2012 to May 1, 2018 and $1.836 billion of HCA Inc.’s term loan B-1 facility from November 17, 2013 to May 1, 2018 and increase the ABR margin and LIBOR margin with respect to such extended term loans to 2.25% and 3.25%, respectively.

On September 30, 2011, HCA Inc. refinanced its asset-based revolving credit facility. The new asset-based credit agreement refinances and replaces HCA Inc.’s previous asset-based revolving credit agreement and, among other things, provides for the following changes: (i) increases the amount of the facility from $2,000 million to $2,500 million, (ii) increases the letter of credit commitment from $200 million to $250 million and the swingline loan commitment from $100 million to $125 million, (iii) extends the maturity of the facility from November 16, 2012 to September 30, 2016, (iv) modifies the leverage-based pricing grid, increasing the applicable margin from 1.25% to 1.50% at our current leverage ratio, which would be reduced to 1.25% upon our leverage ratio being lower than 3.50:1.00, (v) changes the calculation of the commitment fee from a leverage based calculation to a utilization threshold of the credit facility, (vi) provides for additional flexibility in the calculation of the borrowing base as it relates to eligible accounts outstanding 181 days or more from the original invoice date, self-pay accounts and potential Medicaid accounts, (vii) increases the threshold for ability to make investments, dividends or repayment of junior debt from having to maintain excess global availability of at least $250 million or excess facility availability of $125 million to the greater of (1) 10% of the lesser of the aggregate commitments outstanding under the credit agreement or the borrowing base effective at any time of determination and (2) $325 million, (viii) increases the threshold for triggering a cash dominion event from failure to maintain excess global availability of at least $250 million or excess facility availability of $125 million to the greater of (1) 10% of the lesser of the aggregate commitments outstanding under the credit agreement or the borrowing base effective at any time of determination and (2) $325 million, in each case for five consecutive business days and (ix) increases the threshold for triggering a springing interest coverage ratio of less than 1.50:1.00 from failure to maintain excess facility availability of at least 10% of the borrowing base to the greater of (1) 10% of the lesser of the aggregate commitments outstanding under the ABL Credit Agreement or the borrowing base effective at any time of determination and (2) $325 million.

On April 25, 2012, the cash flow credit facility was amended to extend the maturity dates of (i) approximately $75 million of the A-1 facility and (ii) approximately $651 million of the B-1 facility by converting such amounts into an A-3 facility with a maturity date of February 2, 2016 and with ABR margin and LIBOR margin of 2.25% and 3.25%, respectively. The maturity date, interest margins and fees, as applicable, with respect to all other loans, and all commitments and letters of credit, outstanding under the cash flow credit facility remain unchanged.

On October 22, 2012, HCA Inc. replaced its $2.000 billion senior secured revolving credit facility maturing on November 17, 2015 with a new facility on substantially the same terms which (i) foregoes the scheduled increase to the applicable margins with respect to revolving borrowings under the facility that was previously scheduled to take effect on November 17, 2012 and (ii) extends the maturity date to November 17, 2016.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at HCA Inc.’s option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The applicable margins in effect for borrowings as of September 30, 2012 are (i) under the asset-based revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (ii) under the senior secured revolving credit facility, 0.50% with respect to base rate borrowings and 1.50% with respect to LIBOR borrowings, (iii) under the term loan A-1 facility, 0.25% with respect to base rate borrowings and 1.25% with respect to LIBOR borrowings, (iv) under the term loan A-2 facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings, (v) under the term loan A-3 facility, 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings, (vi) under the term loan B-1 facility, 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings, (vii) under the term loan B-2 facility and term loan B-3 facility, 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings, and (viii) under the senior secured European term loan facility, 2.00% with respect to LIBOR borrowings. Certain of the applicable margins may be reduced or increased depending on HCA Inc.’s leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, HCA Inc. is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder. The commitment fee rate as of September 30, 2012 is 0.375% per annum for the revolving credit facility and 0.25% for the asset-based revolving credit facility. The commitment fee rates for the revolving credit facility may fluctuate due to changes in specified leverage ratios. The commitment fee rates for the asset-based revolving credit facility may fluctuate due to the utilization threshold of the asset-based credit facility. HCA Inc. must also pay customary letter of credit fees.

Prepayments

The cash flow credit facility requires HCA Inc. to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if HCA Inc.’s total leverage ratio is 5.50x or less and to 0% if HCA Inc.’s total leverage ratio is 5.00x or less) of HCA Inc.’s annual excess cash flow;

•

100% of the compensation for any casualty event, proceeds from permitted sale-leasebacks and the net cash proceeds of all nonordinary course asset sales or other dispositions of property, other than the Receivables Collateral, as defined below, if HCA Inc. does not (1) reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as, in the case of any such commitment to reinvest or make certain other permitted investments, such investment is completed within such 15-month period or, if later, within 180 days after such commitment is made or (2) apply such proceeds within 15 months to repay debt of HCA Inc. that was outstanding on the effective date of the Recapitalization scheduled to mature prior to the earliest final maturity of the senior secured credit facilities then outstanding; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facilities and other debt permitted under the senior secured credit facilities.

The foregoing mandatory prepayments are applied among the term loan facilities (1) during the first three years after the effective date of the Recapitalization, pro rata to such facilities based on the respective aggregate amounts of unpaid principal installments thereof due during such period, with amounts allocated to each facility being applied to the remaining installments thereof in direct order of maturity and (2) thereafter, pro rata to such facilities, with amounts allocated to each facility being applied pro rata among the term loan A-1 facility, the term loan A-2 facility, the term loan A-3 facility, the term loan B-1 facility, the term loan B-2 facility, term loan B-3 facility and the senior secured European term loan facility based upon the applicable remaining repayment amounts due thereunder. Notwithstanding the foregoing, (i) proceeds of asset sales by foreign subsidiaries are applied solely to prepay senior secured European term loans until such term loans have been repaid in full and (ii) HCA Inc. is not required to prepay loans under the term loan A facility or the term loan B facility with net cash proceeds of asset sales or with excess cash flow, in each case attributable to foreign subsidiaries, to the extent that the repatriation of such amounts is prohibited or delayed by applicable local law or would result in material adverse tax consequences.

The asset-based revolving credit facility requires HCA Inc. to prepay outstanding loans if borrowings exceed the borrowing base.

HCA Inc. may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

HCA Inc. is required to repay the loans under the term loan facilities as follows:

•

the term loan A-1 facility amortizes in quarterly installments such that the aggregate amount of the original funded principal amount of such facility repaid pursuant to such amortization payments is equal to $56 million in the third quarter of 2012, with the balance being payable on the final maturity date of such term loans;

•

the term loan A-2 facility amortizes in equal quarterly installments that commenced on June 30, 2011 in aggregate annual amounts equal to 1.25% of the amount outstanding, on the restatement effective date of such facility, with the balance being payable on the final maturity date of such term loans;

•

the term loan A-3 facility amortized in equal quarterly installments commencing December 31, 2013 in aggregate annual amounts equal to 0.25% of the amount outstanding, on the effective date of such facility, with the balance being payable on the final maturity date of such term loans;

•

each of the term loan B-1 facility and the senior secured European term loan facility currently has no remaining amortization payments, with the balance being payable on the final maturity date of such term loans;

•

the term loan B-2 facility amortizes in equal quarterly installments commencing December 31, 2013 in aggregate annual amounts equal to $5 million, with the balance payable on the final maturity date of such term loans; and

•

the term loan B-3 facility amortizes in equal quarterly installments commencing December 31, 2013 in aggregate annual amounts equal to 0.25% of the amount outstanding, on the restatement effective date of such facility, with the balance being payable on the final maturity date of such term loans.

Principal amounts outstanding under the revolving credit facilities are due and payable in full at maturity.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly owned material domestic subsidiaries that are unrestricted subsidiaries under the 1993 Indenture (except for certain special purpose subsidiaries that only guarantee and pledge their assets under the asset-based revolving credit facility), and the obligations under the senior secured European term loan facility are also unconditionally guaranteed by HCA Inc. and each of its existing and future wholly owned material subsidiaries formed under the laws of England and Wales, subject, in each of the foregoing cases, to any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee does not cause adverse tax consequences.

All obligations under the asset-based revolving credit facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of the receivables of the borrowers and each guarantor under such asset-based revolving credit facility (the “Receivables Collateral”).

All obligations under the cash flow credit facility and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:

•

a first-priority lien on the capital stock owned by HCA Inc. or by any U.S. guarantor in each of their respective first-tier subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries);

•

a first-priority lien on substantially all present and future assets of HCA Inc. and of each U.S. guarantor other than (i) “Principal Properties” (as defined in the 1993 Indenture), except for certain “Principal Properties” the aggregate amount of indebtedness secured thereby in respect of the cash flow credit facility and the first lien notes and any future first lien obligations, taken as a whole, do not exceed 10% of “Consolidated Net Tangible Assets” (as defined under the 1993 Indenture), (ii) certain other real properties and (iii) deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions (such collateral under this and the preceding bullet, the “Non-Receivables Collateral”); and

•

a second-priority lien on certain of the Receivables Collateral (such portion of the Receivables Collateral, the “Shared Receivables Collateral”; the Receivables Collateral that does not secure such cash flow credit facility on a second-priority basis is referred to as the “Separate Receivables Collateral”).

The obligations of the borrowers and the guarantors under the senior secured European term loan facility are also secured by substantially all present and future assets of the European subsidiary borrower and each European guarantor (the “European Collateral”), subject to permitted liens and other exceptions (including, without limitation, exceptions for deposit accounts, other bank or securities accounts, cash, leaseholds, motor-vehicles and certain other exceptions) and subject to such security interests otherwise being permitted by applicable law and contract and not resulting in adverse tax consequences. Neither our first lien notes nor our second lien notes are secured by any of the European Collateral.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, HCA Inc.’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans or advances;

•

with respect to the asset-based revolving credit facility, prepay certain subordinated indebtedness, the second lien notes and certain other indebtedness existing on the effective date of the Recapitalization (“Retained Indebtedness”), subject to certain exceptions;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	make certain material amendments to agreements governing certain subordinated indebtedness, the second lien notes or Retained Indebtedness; and

•	change lines of business.

In addition, the senior secured credit facilities require the following financial covenants to be maintained:

•	in the case of the asset-based revolving credit facility, a minimum interest coverage ratio

(applicable only when availability under such facility is less than the greater of (x) 10% of the lesser of the outstanding commitments and the borrowing base thereunder and (y) $325.0 million); and

•	in the case of the other senior secured credit facilities, a maximum total leverage ratio.

The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including a change of control.

Senior Secured Notes

Overview of Senior Secured First Lien Notes

As of September 30, 2012, on an as adjusted basis after giving effect to the October 2012 offering, HCA Inc. had $9.750 billion aggregate principal amount of senior secured first lien notes consisting of:

•	$1.500 billion aggregate principal amount of 8 1/2% senior secured notes due 2019 issued on April 22, 2009 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds;

•	$1.250 billion aggregate principal amount of 7 7/8% senior secured notes due 2020 issued on August 11, 2009 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds;

•

$1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 issued on March 10, 2010 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds;

•

$3.000 billion aggregate principal amount of 6.50% senior secured first lien notes due 2020 issued on August 1, 2011 at a price of 100% of their face value, resulting in $3.000 billion of gross proceeds;

•

$1.350 billion aggregate principal amount of 5.875% senior secured first lien notes due 2022 issued on February 16, 2012 at a price of 100% of their face value, resulting in $1.350 billion of gross proceeds; and

•

$1.250 billion aggregate principal amount of 4.75% senior secured first lien notes due 2023 issued on October 23, 2012 at a price of 100% of their face value, resulting in $1.250 billion of gross proceeds.

We refer to these notes issued on April 22, 2009, August 11, 2009, March 10, 2010, August 1, 2011, February 16, 2012, and October 23, 2012 as the “first lien notes” and the indentures governing the first lien notes as the “first lien indentures.”

The first lien notes and the related guarantees are secured by first-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that secure HCA Inc.’s cash flow credit facility on a first-priority basis and are secured by second-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets that secure HCA Inc.’s asset-based revolving credit facility on a first-priority basis and HCA Inc.’s cash flow credit facility on a second-priority basis.

Overview of Senior Secured Second Lien Notes

As of September 30, 2012, HCA Inc. had senior secured second lien notes consisting of $201 million aggregate principal amount of 9 7/8% senior secured notes due 2017.

We refer to these notes as the “second lien notes” and, together with the first lien notes, the “secured notes.” We refer to the indenture governing the second lien notes as the “second lien indenture” and, together with the first lien indentures, the “indentures governing the secured notes.”

These second lien notes and the related guarantees are secured by second-priority liens, subject to permitted liens, on HCA Inc.’s subsidiary guarantors’ assets, subject to certain exceptions, that secure the cash flow credit facility on a first-priority basis and are secured by third-priority liens, subject to permitted liens, on HCA Inc.’s and its subsidiary guarantors’ assets that secure the asset-based revolving credit facility on a first-priority basis and the cash flow credit facility on a second-priority basis.

Optional Redemption

The indentures governing the secured notes permit HCA Inc. to redeem some or all of the secured notes at any time at redemption prices described or set forth in the respective indenture.

Change of Control

In addition, the indentures governing the secured notes provide that, upon the occurrence of a change of control as defined therein, each holder of secured notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indentures governing the secured notes contain covenants limiting, among other things, HCA Inc.’s ability and the ability of its restricted subsidiaries to, subject to certain exceptions:

•	incur additional debt or issue certain preferred stock;

•	pay dividends on or make certain distributions of capital stock or make other restricted payments;

•	create certain liens or encumbrances;

•	sell certain assets;

•	enter into certain transactions with affiliates;

•	make certain investments; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

The extent of such restrictions varies by series. The indentures governing certain of the secured notes also contain a covenant limiting HCA Inc.’s ability to prepay certain series of unsecured notes based on the maturity of those unsecured notes. In particular, the indenture governing the first lien notes issued in April 2009 permits HCA Inc. to prepay only those unsecured notes maturing on or prior to April 15, 2019, the indenture governing the first lien notes issued in August 2009 permits HCA Inc. to prepay only those unsecured notes maturing on or prior to February 15, 2020 and the indenture governing the notes issued in February 2009 permit HCA Inc. to prepay only those unsecured notes maturing on or prior to November 15, 2016.

Events of Default

The indentures governing the secured notes also provide for events of default which, if any of them occur, would permit or require the principal of and accrued interest on the secured notes to become or to be declared due and payable.

Other Secured Indebtedness

As of September 30, 2012, HCA Inc. had approximately $394 million of capital leases and other secured debt outstanding.

Under the lease with HRT of Roanoke, Inc., effective December 20, 2005, HCA Inc. makes annual payments for rent and additional expenses for the use of premises in Roanoke and Salem, Virginia. The rent payments will increase each year beginning January 1, 2007 by the lesser of 3% or the change in the Consumer Price Index. The lease is for a fixed term of 12 years with the option to extend the lease for another ten years.

Under the lease with Medical City Dallas Limited, effective March 18, 2004, HCA Inc. makes annual payments for rent for the use of premises that are a part of a complex known as “Medical City Dallas” located in Dallas, Texas. The rent payment is adjusted yearly based on the fair market value of the premises and a capitalization rate. The initial term is 240 months with the option to extend for two more terms of 240 months each.

Unsecured Indebtedness

As of September 30, 2012, on an as adjusted basis after giving effect to the October 2012 offering, HCA Inc. had outstanding an aggregate principal amount of $8.927 billion of senior notes and debentures, consisting of the following series:

•	$500,000,000 aggregate principal amount of 6.30% Senior Notes due 2012;

•	$500,000,000 aggregate principal amount of 6.25% Senior Notes due 2013;

•	$500,000,000 aggregate principal amount of 6.75% Senior Notes due 2013;

•	$500,000,000 aggregate principal amount of 5.75% Senior Notes due 2014;

•	$150,000,000 aggregate principal amount of 7.19% Debentures due 2015;

•	$750,000,000 aggregate principal amount of 6.375% Senior Notes due 2015;

•	$1,000,000,000 aggregate principal amount of 6.50% Senior Notes due 2016;

•	$500,000,000 aggregate principal amount of 8.00% Senior Notes due 2018;

•	$2,000,000,000 aggregate principal amount of 7.50% Senior Notes due 2022;

•	$135,645,000 aggregate principal amount of 7.50% Debentures due 2023;

•	$1,250,000,000 aggregate principal amount of 5.875% Senior Notes due 2023;

•	$150,000,000 aggregate principal amount of 8.36% Debentures due 2024;

•	$291,436,000 aggregate principal amount of 7.69% Senior Notes due 2025;

•	$150,000,000 aggregate principal amount of 7.05% Debentures due 2027;

•	$250,000,000 aggregate principal amount of 7.50% Senior Notes due 2033;

•	$100,000,000 aggregate principal amount of 7.75% Debentures due 2036; and

•	$200,000,000 aggregate principal amount of 7.50% Debentures due 2095.

As of September 30, 2012, HCA Inc. also had outstanding $121,110,000 aggregate principal amount of 9.00% Medium Term Notes due 2014 and $125,000,000 aggregate principal amount of 7.58% Medium Term Notes due 2025.

All of HCA Inc.’s outstanding series of senior notes, debentures and medium term notes listed above, which we refer to collectively as the “1993 unsecured notes,” were issued under an indenture, which we refer to as the “1993 Indenture,” with the exception of the $1,250,000,000 aggregate principal amount of senior notes due 2023, the $2,000,000,000 aggregate principal amount of 7.50% senior notes due 2022 and the $500,000,000 aggregate principal amount of 8.00% senior notes due 2018, which were issued under a separate indenture (the “new Indenture”) with terms similar to the 1993 Indenture. We refer to the 1993 Indenture and the new indenture as the “Indentures,” collectively.

Optional Redemption

If permitted by the respective supplemental indenture, HCA Inc. is permitted to redeem some or all of that series of unsecured notes at any time at redemption prices described or set forth in such supplemental indenture.

Covenants

The Indentures contain covenants limiting, among other things, HCA Inc.’s ability and/or the ability of HCA Inc.’s restricted subsidiaries to (subject to certain exceptions):

•	assume or guarantee indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances;

•	enter into sale and lease-back transactions with respect to any “Principal Property” (as such term is defined in the 1993 Indenture);

•	create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Inc.’s assets.

In addition, the Indentures provide that the aggregate amount of all other indebtedness of HCA Inc. secured by mortgages on “Principal Properties” (as such term is defined in the 1993 Indenture) together with the aggregate principal amount of all indebtedness of restricted subsidiaries (as such term is defined in the 1993 Indenture) and the attributable debt in respect of sale-leasebacks of Principal Properties, may not exceed 15% of the consolidated net tangible assets of HCA Inc. and its consolidated subsidiaries, subject to exceptions for certain permitted mortgages and debt.

Events of Default

The Indentures contain certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on such series to become or to be declared due and payable.

Change of Control

In addition, the new Indenture provides that, upon the occurrence of a change of control as defined therein, each holder of the notes has the right to require us to repurchase some or all of such holder’s secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Unsecured Indebtedness of HCA Holdings, Inc.

Overview

On November 23, 2010, HCA Holdings, Inc. issued $1.525 billion aggregate principal amount of 7 3/4% senior notes due 2021 at a price of 100% of their face value, resulting in $1.525 billion of gross proceeds. We refer to these notes as the “outstanding 2021 notes” and the indenture governing the outstanding 2021 notes as the “2021 notes indenture.”

Ranking

The outstanding 2021 notes are HCA Holdings, Inc.’s senior unsecured obligations and rank equally in right of payment with all of its future unsecured and unsubordinated indebtedness, rank senior in right of payment to any of its future subordinated indebtedness, and are structurally subordinated in right of payment to indebtedness of HCA Holdings, Inc.’s subsidiaries, including HCA Inc. The outstanding 2021 notes are not guaranteed by any of HCA Holdings, Inc.’s subsidiaries, including HCA Inc. HCA Holdings, Inc.’s future secured indebtedness and other future secured obligations will be effectively senior to the outstanding 2021 notes to the extent of the value of the assets securing such other indebtedness and other obligations.

Optional Redemption

The 2021 notes indenture permits HCA Holdings, Inc. to redeem some or all of the outstanding 2021 notes at any time at redemption prices described or set forth in the respective indenture. In particular, in the event of an equity offering, HCA Holdings, Inc. may, until November 15, 2013, redeem up to 35% of the principal amount of the outstanding 2021 notes at a redemption price equal to 107.750% of their face value, using the net cash proceeds raised in the equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the 2021 notes indenture, each holder of the outstanding 2021 notes has the right to require HCA Holdings, Inc. to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The 2021 notes indenture contains covenants limiting, among other things, HCA Holdings, Inc.’s ability and the ability of its restricted subsidiaries to (subject to certain exceptions):

•	create liens on certain assets to secure debt;

•	enter into certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of HCA Holdings, Inc.’s assets.

Events of Default

The 2021 notes indenture contains certain events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the outstanding 2021 notes to become or to be declared due and payable.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the 6.25% Senior Notes due 2021, which we refer to in this description as the “Notes,” supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities and Guarantees” in the attached prospectus. In this description of the Notes, all references to “we,” “us” or “our” and “the Company” are to HCA Holdings, Inc. (the “Issuer”) and its consolidated Subsidiaries.

The Issuer will issue the Notes under an indenture, dated as of December 6, 2012 among the Issuer, Law Debenture Trust Company of New York, as “Trustee” and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent, as supplemented by a supplemental indenture. The supplemental indenture will set forth certain specific terms applicable to the Notes, and references to the “Indenture” in this description mean the Indenture as so amended and supplemented by the supplemental indenture. This description is intended to be an overview of the material provisions of the Notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus under “Description of Debt Securities and Guarantees” and the provisions of the Indenture that may be important to you before investing in the Notes. Capitalized terms defined in the accompanying base prospectus or in the Indenture have the same meanings when used in this description unless updated herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. You may request copies of the Indenture at the address set forth under the heading “Summary.” A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Available information.”

Ranking and Holding Company Structure

The Notes are:

•	unsecured senior obligations of the Issuer;

•	equal in right of payment to any existing and future senior Indebtedness of the Issuer, including the Issuer’s $1.525 billion aggregate principal amount of senior notes due 2021;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuer; and

•	are structurally subordinated in right of payment to all Indebtedness of the Issuer’s Subsidiaries.

The Indebtedness evidenced by the Notes will be unsecured and will rank equally with any other unsecured and unsubordinated indebtedness the Issuer may incur in the future. The Notes will not be guaranteed by any of the Issuer’s Subsidiaries. The Issuer’s future secured Indebtedness and other future secured obligations will be effectively senior to the Notes to the extent of the value of the assets securing such other secured Indebtedness and other secured obligations.

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Additionally, claims of such Subsidiaries’ creditors, including trade creditors and claims of preferred stockholders (if any) of such Subsidiaries, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including HCA Inc. As of September 30, 2012, on an as adjusted basis after giving effect to the October 2012 offering, the B-1 facility repayment and the notes offered hereby and the use of proceeds therefrom, HCA Inc. and its Subsidiaries would have had Indebtedness of approximately $29.395 billion outstanding, of which $17.770 billion would have been secured.

The Indenture limits the Issuer’s ability and that of certain of our Subsidiaries under certain circumstances to secure Indebtedness by Mortgages on our Principal Properties and to enter into Sale and Lease-Back Transactions and limits certain of our Subsidiaries’ ability to issue Indebtedness or Preferred Stock. In a liquidation or reorganization of any of our Subsidiaries, the right of holders of the Notes to participate in any distribution is subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor.

Principal, Maturity and Interest

The Issuer will issue $1.000 billion of the Notes in this offering. The Notes will mature on February 15, 2021. The Notes will bear interest at the rate of 6.25% per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. Interest will be payable twice a year on February 15 and August 15, beginning on August 15, 2013. Interest payable on any Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Note is registered at the close of business on February 1 and August 1, as the case may be, preceding such interest payment date.

The Issuer may issue additional Notes, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The Notes will be issued in book-entry form only.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

The Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction.

If the Issuer redeems less than all of the outstanding Notes, the Registrar and Paying Agent shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Except as set forth above, the Notes will not be redeemable by us prior to maturity.

Denominations, Registration and Transfer

The Issuer will issue the Notes in registered form and in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. We have appointed Deutsche Bank Trust Company Americas as security registrar.

Transfer of the Notes at the Option of the Issuer

At any time prior to the maturity of the Notes, the Issuer may elect to have obligations under the Notes and the Indenture assumed by HCA Inc.; provided, however, that such transfer, merger or other assumption results in the full and unconditional obligation of HCA Inc. under the Notes and the Indenture. In such event, references herein to the “Issuer” shall instead refer to HCA Inc.

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the Registrar, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee and the Registrar or otherwise in accordance with the procedures of DTC, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that Holders tendering less than all of their Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

Existing indebtedness of HCA Inc. limits, and future indebtedness of HCA Inc. and its Subsidiaries may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, HCA Inc. could seek the consent of its lenders and noteholders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If HCA Inc. does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constituted an Event of Default under the Indenture.

The Issuer’s ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by its then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Underwriters and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,”

there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Registrar and Paying Agent will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Covenant Suspension

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Subsidiaries will not be subject to the “—Repurchase at the Option of Holders—Change of Control” covenant (the “Suspended Covenant”).

In the event that the Issuer and the Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to Notes.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitations on Mortgages

Nothing in the Indenture or in the Notes shall in any way restrict or prevent the Issuer or any Subsidiary from incurring any Indebtedness, provided, however, that the Indenture will provide that neither the Issuer nor any of its Subsidiaries (other than HCA Inc.) will issue, assume or guarantee any indebtedness or obligation secured by Mortgages upon any Principal Property, unless the Notes shall be secured equally and ratably with (or prior to) such Indebtedness. This restriction will not apply to:

(a)	Mortgages securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements or property, if the Indebtedness and the related Mortgages are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

(b)	Mortgages existing on property at the time of its acquisition by the Issuer or a Subsidiary or on the property of a Person at the time of the acquisition of such Person by the Issuer or a Subsidiary (including acquisitions through merger or consolidation);

(c)	Mortgages to secure Indebtedness on which the interest payments to holders of the related indebtedness are excludable from gross income for federal income tax purposes under Section 103 of the Code;

(d)	Mortgages in favor of the Issuer or any Subsidiary;

(e)	Mortgages existing on the date of the Indenture;

(f)	Mortgages in favor of a government or governmental entity that (i) secure Indebtedness which is guaranteed by the government or governmental entity, (ii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or (iii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of the property subject to the Mortgage;

(g)	Mortgages incurred in connection with the borrowing of funds where such funds are used to repay within 120 days after entering into such Mortgage, Indebtedness in the same principal amount secured by other Mortgages on Principal Property with at least the same appraised fair market value;

(h)	Mortgages incurred within 90 days (or any longer period, not in excess of one year, as permitted by law) after the acquisition of the property or equipment subject to that Mortgage and arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Code; and

(i)	any extension, renewal or replacement of any Mortgage referred to in clauses (a) through (h) above, provided the amount secured is not increased and such extension, renewal or replacement Mortgage relates to the same property.

Limitations on Sale and Lease-Back

The Indenture will provide that neither the Issuer nor any Subsidiary (other than HCA Inc.) will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another person (other than with the Issuer or a Subsidiary) unless either:

(a)	the Issuer or such Subsidiary could incur indebtedness secured by a mortgage on the property to be leased without equally and ratably securing the Notes; or

(b)	within 120 days, the Issuer applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of our Funded Debt and/or the acquisition or construction of a Principal Property.

Exempted Transactions

Notwithstanding the foregoing provisions described above under “—Limitation on Mortgages” and “—Limitations on Sale and Lease-Back” if

(a)	the aggregate outstanding principal amount of all Indebtedness of HCA Inc. and its Subsidiaries that is subject to and not otherwise permitted under these restrictions does not exceed 15% of the Consolidated Net Tangible Assets of HCA Inc. and its Subsidiaries, then:

(i)	HCA Inc. or any of its Subsidiaries may issue, assume or guarantee Indebtedness secured by Mortgages; and

(ii)	HCA Inc. or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction; and

(iii)	the Issuer may guarantee the obligations of HCA Inc. or any of its Subsidiaries under clauses (i) or (ii) above; and

(b)	the aggregate outstanding principal amount of all Indebtedness of the Issuer and its Subsidiaries that is subject to and not otherwise permitted under these restrictions does not exceed 20% of the Consolidated Net Tangible Assets of the Issuer and its Subsidiaries, then:

(i)	the Issuer or any of its Subsidiaries (other than HCA Inc. and its Subsidiaries) may issue, assume or guarantee Indebtedness secured by Mortgages; and

(ii)	the Issuer or any of its Subsidiaries (other than HCA Inc. and its Subsidiaries) may enter into any Sale and Lease-Back Transaction;

provided, however, that in no event shall the Capital Stock of HCA Inc. be pledged or otherwise be encumbered to secure any Indebtedness of the Issuer unless in all such instances, the Notes are equally and ratably secured with (or prior to) such Indebtedness.

Events of Default

Under the Indenture, an “Event of Default” applicable to the Notes of any series means:

•	failure to pay the principal or any premium on the Notes when due;

•	failure to pay any interest on the Notes when due, and such default continues for a period of 30 days;

•	failure to deposit any sinking fund payment in respect of the Notes when due;

•

failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, and such default continues for a period of 60 days after written notice by Holders of at least 10% in principal amount of the outstanding Notes; and

•	events in bankruptcy, insolvency or reorganization.

If any Event of Default with respect to the Notes occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately. The Holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree.

Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders shall have offered to the Trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance.

Modification and Waiver

Without Holder Consent

Without the consent of any Holders, the Issuer and the Trustee, may enter into supplemental indentures for any of the following purposes:

(1)	to evidence the succession of another corporation to the Issuer and the assumption by such successor of the covenants of the Issuer in compliance with the requirements set forth in the Indenture; or

(2)	to add to the covenants for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer; or

(3)	to add any additional Events of Default; or

(4)	to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply; or

(5)	to secure the Notes; or

(6)	to supplement any of the provisions of the Indenture to such extent necessary to permit or facilitate the defeasance and discharge of the Notes, provided that any such action does not adversely affect the interests of the Holders of the Notes in any material respect; or

(7)	to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts by more than one Trustee; or

(8)	to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision; or

(9)	to change any place or places where the principal of and premium, if any, and interest, if any, on the Notes shall be payable, the Notes may be surrendered for registration or transfer, the Notes may be surrendered for exchange, and notices and demands to or upon the Issuer may be served.

With Holder Consent

We and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; however, we must have the consent of the Holder of each outstanding Note affected to:

(1)	change the stated maturity of the principal of, or installment of interest, if any, on, the Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

(2)	change the currency in which the principal of (and premium, if any) or interest on such Notes are denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(3)	adversely affect the right of repayment or repurchase, if any, at the option of the Holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(4)	reduce the percentage of Holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults; or

(5)	modify the provisions that require Holder consent to modify or amend the Indenture or that permit Holders to waive compliance with certain provisions of the Indenture or certain defaults.

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders, waive any past default under the Indenture with respect to Notes. However, such holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to the Notes, or waive a covenant or provision that cannot be modified or amended, without the consent of the holders of each outstanding Note affected.

Consolidation, Merger, Sale or Lease of Assets

We may consolidate with or merge into, or transfer or lease all or substantially all of our assets to any corporation without the consent of the holders of the Notes under the Indenture if:

•	the successor corporation assumes our obligations on the Notes and under the Indenture;

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

•

if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Issuer or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure all the Notes equally and ratably with (or prior to) all indebtedness secured thereby; and

•

the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Notwithstanding the foregoing, the above restrictions shall not apply in connection with the full and unconditional assumption (whether via merger, exchange or otherwise) of the Issuer’s obligations under the Notes and the Indenture by HCA Inc. in accordance with the terms set forth under “—Transfer of the Notes at the Option of the Issuer.”

Defeasance

We may be discharged from our obligations under the Notes, and we will not be subject to the limitations in the Indenture discussed in the above sections, if we deposit with the Trustee trust money or U.S. government obligations that are sufficient to pay all principal, premium and interest on the Notes. We would deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not (1) cause the holders of the Notes to recognize income, gain or loss for United States income tax purposes or (2) result in the delisting of the Notes from any national securities exchange (if so listed).

Notices

Notices to holders will be mailed to the addresses of the holders listed in the security register.

Governing Law

We will construe the Indenture and the Notes in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee has normal banking relationships with us.

Certain Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Entity” means any Person which (i) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets within the continental limits of the United States of America, (ii) is principally engaged in the business of financing (including, without limitation, the purchase, holding, sale or discounting of or lending upon any notes, contracts, leases or other forms of obligations) the sale or lease of merchandise, equipment or services (1) by the Issuer or HCA Inc., (2) by a Subsidiary (whether such sales or leases have been made before or after the date which such Person became a Subsidiary), (3) by another Affiliated Entity or (4) by any Person prior to the time which substantially all its assets have heretofore been or shall hereafter have been acquired by the Issuer or HCA Inc., (iii) is principally engaged in the business of owning, leasing, dealing in or developing real property, (iv) is principally engaged in the holding of stock in, and/or the financing of operations of, an Affiliated Entity, or (v) is principally engaged in the business of (1) offering health benefit products or (2) insuring against professional and general liability risks of the Issuer or HCA Inc.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	100.0% of the principal amount of such Note; and

(2)	an amount equal to sum of the present value of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (excluding accrued and unpaid interest to the Redemption Date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points, plus, in each of the above cases, accrued and unpaid interest, if any, to such Redemption Date.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated Net Tangible Assets” means, with respect to any Person, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of such Person (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and further excluding any deferred income taxes that are included in current liabilities) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Issuer and computed in accordance with generally accepted accounting principles.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Frist Entities” means Dr. Thomas F. Frist, Jr., any Person controlled by Dr. Frist and any charitable organization selected by Dr. Frist that holds Equity Interests of the Issuer on November 17, 2006.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed that would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“GAAP” means generally accepted accounting principles in the United States which were in effect on November 17, 2006.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investors” means Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P., BAML Capital Partners, the successor organization to both Merrill Lynch Global Private Equity, Inc. and Merrill Lynch Global Partners, Inc., and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means December 6, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means mortgages, liens, pledges or other encumbrances.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or a Restricted Subsidiary, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of a Subsidiary by an Officer of such Subsidiary, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Holders” means each of the Investors, the Frist Entities, members of management of the Issuer (or its direct or indirect parent), Citigroup Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, successor by merger to Banc of America Securities LLC (which institutions were assignees of certain equity commitments of the Investors as of November 17, 2006), and each of their respective Affiliates or successors, that are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Frist Entities, members of management and assignees of the equity commitments of the Investors, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Principal Property” means each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Issuer and/or one or more of its Subsidiaries and located in the United States of America.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Subsidiaries purports to sell its accounts receivable to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Redemption Date” has the meaning set forth under “Optional Redemption.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Issuer or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subordinated Indebtedness” means, with respect to the Notes, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and;

provided, however, that for purposes of “Certain Covenants—Limitation on Mortgages”, “Certain Covenants—Limitation on Sale and Lease-back” and “Certain Covenants—Exempted Transactions”, any Person that is an Affiliated Entity shall not be considered a Subsidiary.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2021; provided, however, that if the period from the Redemption Date to February 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Underwriters” means Citigroup Global Markets Inc. and the other underwriters party to the underwriting agreement related to the Notes.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with notes held as capital assets by persons who purchase the notes for cash upon original issuance at their “issue price,” which will be the first price at which a substantial amount of the notes of that series are sold to the investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, and except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of the notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such entities);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other United States federal tax laws (including the gift tax and the recently enacted Medicare tax on certain investment income) and under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated Interest. Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss will be capital gain or loss. Capital gains of noncorporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Withholding Tax. The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case you will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States Federal Estate Tax. If you are an individual who is neither a citizen nor a resident of the United States (as specifically defined for estate tax purposes), your estate will not be subject to United States federal estate tax on notes beneficially owned by you (or treated as so owned) at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to certain payments of interest on the notes and the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding (currently at a rate of 28%, and currently scheduled to increase to 31% in 2013) may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you previously failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payer under penalties of perjury that you are a non-U.S. holder (and the payer does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, a 30% United States federal withholding tax may apply to interest income paid after December 31, 2013 and the gross proceeds from a disposition of notes occurring after December 31, 2016 paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its United States account holders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed United States Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts or other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Part 4 of Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$ 150,000,000
Credit Suisse Securities (USA) LLC	150,000,000
Deutsche Bank Securities Inc.	150,000,000
Morgan Stanley & Co. LLC	150,000,000
Wells Fargo Securities, LLC	150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	62,500,000
Barclays Capital Inc.	62,500,000
J.P. Morgan Securities LLC	62,500,000
SunTrust Robinson Humphrey, Inc.	62,500,000

Total	$1,000,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,750,000.

New Issues of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of Citigroup Global Markets Inc., directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates hedge and are likely in the future to continue to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Affiliates of certain of the underwriters that are lenders and/or agents under our senior secured credit facilities may receive fees in connection with the amendments to the senior secured credit facilities. Certain of the underwriters also acted as underwriters or initial purchasers in connection with the issuance of our outstanding notes or our initial public offering and received customary placement fees in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a

Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriters have represented and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by they in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong

Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriters have agreed that they will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and Robert A. Waterman, Senior Vice President, General Counsel and Chief Labor Relations Officer of HCA Holdings, Inc. Certain regulatory matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc., as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus supplement by reference to HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

HCA Holdings, Inc. files certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. HCA Holdings, Inc. is an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information filed electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, HCA Holdings, Inc.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, together with all other materials HCA Holdings, Inc. files with or furnish to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this prospectus supplement, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus supplement.

You should rely only upon the information provided or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

This prospectus supplement contains or incorporates by reference summaries of certain agreements, including the indenture governing the notes offered hereby, HCA Inc.’s senior secured credit facilities and certain other agreements. The descriptions of these agreements contained or incorporated by reference in this prospectus supplement do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement incorporates by reference the documents listed below that HCA Holdings, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus supplement from the date HCA Holdings, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012 (SEC File No. 001-11239);

•

HCA Holdings, Inc.’s Current Reports on Form 8-K, filed on February 6, 2012, February 13, 2012, February 14, 2012, February 16, 2012, April 4, 2012, April 26, 2012, April 30, 2012, May 18, 2012, October 22, 2012, October 23, 2012 and October 26, 2012 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Holdings, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Holdings, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person, including a beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

PROSPECTUS

HCA Holdings, Inc.

HCA Inc.

Debt Securities

HCA Holdings, Inc. may, from time to time, offer to sell debt securities, which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

HCA Inc. may, from time to time, offer to sell debt securities, which would be guaranteed by HCA Holdings, Inc. and may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

This prospectus describes some of the general terms that may apply to these debt securities. We will provide the specific terms of these debt securities in prospectus supplements to this prospectus.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

Investing in our debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 26, 2011

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell in one or more offerings any of our debt securities described in this prospectus.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference.”

As used herein, unless otherwise stated or indicated by context, references to (i) “HCA Holdings, Inc.” refer to HCA Holdings, Inc., parent of HCA Inc., and its affiliates and (ii) the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined herein) and to HCA Holdings, Inc. and its affiliates upon the consummation of the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA. With respect to debt securities, the term “issuer” means either HCA Holdings, Inc. or HCA Inc. depending on which registrant is offering the debt securities. The term “issuers” is a collective reference to HCA Holdings, Inc. and HCA Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.hcahealthcare.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed under the heading “Incorporation by Reference.”

We have filed with the SEC a registration statement on Form S-3 relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site referenced above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that HCA Holdings, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date HCA Holdings, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 (SEC File No. 001-11239);

•

HCA Holdings, Inc.’s Current Reports on Form 8-K, filed on February 11, 2011, March 16, 2011, April 5, 2011, May 4, 2011, May 9, 2011, July 12, 2011 and July 26, 2011 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Holdings, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Holdings, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement contain “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to:

•	the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms;

•

the effects related to the enactment and implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry;

•	increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts;

•	the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services;

•

possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers;

•	the highly competitive nature of the health care business;

•

changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms;

•	the efforts of insurers, health care providers and others to contain health care costs;

•	the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures;

•	increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel;

•	the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities;

•	changes in accounting practices;

•	changes in general economic conditions nationally and regionally in our markets;

•	future divestitures which may result in charges and possible impairments of long-lived assets;

•	changes in business strategy or development plans;

•	delays in receiving payments for services provided;

•	the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions;

•	potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us;

•	our ability to demonstrate meaningful use of certified electronic health record technology and recognize revenues for the related Medicare or Medicaid incentive payments; and

•	other risk factors described in this prospectus.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We caution you that the important factors discussed above may not contain all of the material factors that are important to you. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OUR COMPANY

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of March 31, 2011, we operated a diversified portfolio of 163 hospitals (with approximately 41,000 beds) and 107 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the three months ended March 31, 2011, we generated revenues of $8.055 billion, net income attributable to HCA Holdings, Inc. of $240 million and Adjusted EBITDA of $1.590 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization, an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We have also created a subsidiary that offers certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages over 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, HCA Inc. was acquired by a private investor group comprised of affiliates of or funds sponsored by Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”), Merrill Lynch Global Private Equity (“MLGPE”), now BAML Capital Partners (each a “Sponsor”), Citigroup Inc., Bank of America Corporation (the “Sponsor Assignees”) and HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities”), a group we collectively refer to as the “Investors,” and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”), pursuant to which HCA Holdings, Inc. became the parent company of HCA Inc., and HCA Inc. became HCA Holdings, Inc.’s wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock, and HCA Holdings, Inc. became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes.

RISK FACTORS

Our business is subject to numerous risks, including those that are generally associated with operating in the health care industry. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from sales of the debt securities for general corporate purposes, which may include the following: refunding, repurchasing, retiring upon maturity or redeeming existing debt; funding for working capital; capital expenditures; repurchases of our capital stock; and strategic investments and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated.

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Three Months Ended		Year Ended December 31,
	March 31,	March 31,
	2011	2010	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges(1)	1.89	2.21	1.97	1.91	1.52	1.57	2.61

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings before income tax expense, and net income attributable to noncontrolling interests, plus fixed charges; and fixed charges include: (a) interest expense; (b) amortization of capitalized expenses related to debt; and (c) the portion of rental expense which management believes is representative of the interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section entitled “Description of Debt Securities and Guarantees,” references to HCA Holdings, Inc. refer only to HCA Holdings, Inc. and not to any of its subsidiaries. References to HCA Inc. refer only to HCA Inc. and not to any of its subsidiaries. The term “issuer” means either HCA Holdings, Inc. or HCA Inc., depending on which registrant is offering the debt securities and the term “issuers” is a collective reference to HCA Holdings, Inc. and HCA Inc.

HCA Holdings, Inc. may issue debt securities. The debt securities will be HCA Holdings, Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. HCA Inc. may also issue debt securities. The debt securities will be HCA Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. The debt securities of any series of the applicable issuer may have the benefit of guarantees (each, a “Guarantee”), by one or more of its subsidiaries (each, a “Guarantor”). In the case of HCA Inc., the debt securities will be guaranteed by HCA Holdings, Inc., its direct parent. The Guarantees will be the unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations of the respective Guarantors. If so indicated in the applicable prospectus supplement, the issuers may issue debt securities that are secured by specified collateral or that have the benefit of one or more Guarantees that are secured by specified collateral. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more Guarantors pursuant to the applicable indenture (as defined below); the term “secured debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are secured by collateral; the term “unsecured debt securities” means any debt securities that are not secured debt securities; and the term “debt securities” includes both unsecured debt securities and secured debt securities and both guaranteed and unguaranteed debt securities.

The debt securities issued by HCA Holdings, Inc. will be issued under one or more indentures, each to be entered into by HCA Holdings, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The debt securities issued by HCA Inc. will be issued under one or more indentures, each to be entered into by HCA Inc., HCA Holdings, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The trustee registrar, paying agent, transfer agent, collateral agent, calculation agent and/or foreign currency agent (collectively, the “agents”), as applicable, shall be named in the applicable prospectus supplement. Unless otherwise expressly stated in the applicable prospectus supplement, the issuers may issue both secured and unsecured debt securities under their respective indentures. Unless otherwise expressly stated or the context otherwise requires, references in this section to the “indenture” and the “trustee” refer to the applicable indenture pursuant to which any particular series of debt securities is issued and to the trustee under that indenture. The terms of any series of debt securities and, if applicable, any Guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act of 1939.”

The following summary of selected provisions of the indentures, the debt securities and the Guarantees is not complete, and the summary of selected terms of a particular series of debt securities and, if applicable, the Guarantees of the debt securities of that series included in the applicable prospectus supplement also will not be complete. You should review the form of applicable indenture, the form of any applicable supplemental indenture and the form of certificate evidencing the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the form of indenture, the form of any such supplemental indenture or the form of certificate for any debt securities, see “Where You Can Find

More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the applicable indenture, any supplemental indenture and the certificates evidencing the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture.

The following description of debt securities describes general terms and provisions of a series of debt securities and, if applicable, the Guarantees of the debt securities of that series to which any prospectus supplement may relate. The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement, including the issuer of the debt securities, will be described in the applicable prospectus supplement. If any particular terms of the debt securities or, if applicable, any Guarantees of the debt securities of that series or the applicable indenture described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The indentures provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of the applicable Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be “reopened,” without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series ranking equally with debt securities of that series and otherwise similar in all respects except for issue date and issue price. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which debt securities of the series will be issued;

•	the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security is registered on the applicable record date;

•	the date or dates on which the applicable issuer will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will begin to accrue, or the method or methods, if any, used to determine those dates;

•	the dates on which the interest, if any, on the debt securities of the series will be payable and the record dates for the payment of interest;

•

the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange, if other than the corporate trust office of the applicable trustee;

•	the terms and conditions, if any, upon which the applicable issuer may, at its option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which the applicable issuer will repurchase or repay debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•

if other than U.S. dollars, the currency in which the purchase price for the debt securities of the series will be payable, the currency in which payments on the debt securities of the series will be payable, and the ability, if any, of the applicable issuer or the holders of debt securities of the series to have payments made in any other currency or currencies;

•	any addition to, or modification or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•

whether any debt securities of the series will be issued in temporary or permanent global form (“global debt securities”) and, if so, the identity of the depositary for the global debt securities if other than The Depository Trust Company (“DTC”);

•

if and under what circumstances the applicable issuer will pay additional amounts (“Additional Amounts”) on the debt securities of the series in respect of specified taxes, assessments or other governmental charges and, if so, whether the applicable issuer will have the option to redeem the debt securities of the series rather than pay the Additional Amounts;

•	the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which the debt securities of the series will be issued, if other than denominations of $2,000 and any integral multiples of $1,000;

•	the terms, if any, upon which debt securities of the series may be exchangeable for other property;

•	if the amount of payments on the debt securities of the series may be determined with reference to an index, formula or other method or methods and the method used to determine those amounts;

•	whether the debt securities of the series will be guaranteed by any Guarantors and, if so, the names of the Guarantors of the debt securities of the series and a description of the Guarantees;

•

if the debt securities of the series or, if applicable, any Guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security, pledge or other agreements;

•	any listing of the debt securities on any securities exchange;

•

any other terms of the debt securities of the series and, if applicable, any Guarantees of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms of the indenture); and

•	the appointment of any agents, if other than the applicable trustee.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities of any series, references to the principal of and premium, if any, and interest, if any, on the debt securities of the series include the payment of Additional Amounts, if any, required by the debt securities of the series to be paid in that context.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, the applicable issuer may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “— Merger, Consolidation and Sale of Assets,” the indentures do not contain any provisions that would limit the issuers’ ability or the ability of any of the respective issuer’s subsidiaries to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving the applicable issuer. Accordingly, an issuer and its subsidiaries may in the future enter into transactions that could increase the amount of its consolidated indebtedness and other liabilities or otherwise adversely affect its capital structure or credit rating without the consent of the holders of the debt securities of any series.

Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, registered debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other securities or property, at an office or agency maintained by HCA Holdings, Inc. or HCA Inc., as applicable, in the United States of America. However, the applicable issuer, at its option, may make payments of interest on any registered debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States of America. Unless otherwise indicated in the applicable prospectus supplement, no service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other securities or property, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

Unless otherwise indicated in the applicable prospectus supplement, the issuer will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•

register the transfer of or exchange any registered debt security, or portion of any registered debt security, selected for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Ranking of Debt Securities

The unsecured debt securities of each series of each issuer will be unsecured, unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all of such issuer’s other unsecured and unsubordinated indebtedness. The secured debt securities of each series of each issuer will be unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the applicable issuer, except that the secured debt securities of any series will effectively rank senior to unsecured and unsubordinated indebtedness of the applicable issuer in respect of claims against the collateral that is pledged to secure those secured debt securities.

The debt securities will be the exclusive obligations of the applicable issuer. Each issuer is a holding company, and substantially all of its respective consolidated assets are held and substantially all of its respective consolidated revenues are generated by its subsidiaries. Accordingly, the issuers’ cash flow and ability to service its indebtedness, including the debt securities, depend on the results of operations of its respective subsidiaries and upon the ability of its respective subsidiaries to provide cash to the applicable issuer, whether in the form of dividends, loans or otherwise, to pay amounts due on such issuer’s obligations, including the debt securities. The subsidiaries of each issuer are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities (except, in the case of any subsidiary that has guaranteed any debt securities, its obligations under its Guarantee of those debt securities for so long as that Guarantee remains in effect) or to make any funds available to the applicable issuer. Certain debt and security agreements entered into by certain of the issuers’ subsidiaries contain various restrictions, including restrictions on payments and loans by subsidiaries to the applicable issuer and the transfer by the subsidiaries to the applicable issuer of assets pledged as collateral under such agreements. In addition, dividends, loans or other distributions from subsidiaries to the applicable issuer may be subject to additional contractual and other restrictions, are dependent upon the results of operations of such subsidiaries and are subject to other business considerations.

The unsecured debt securities of the applicable issuer will be effectively subordinated to all of the existing and future secured indebtedness of such issuer to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the applicable issuer, the holders of such issuer’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed by the applicable issuer under its unsecured indebtedness, including the unsecured debt securities, until that secured indebtedness is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the issuers’ ability to incur secured indebtedness.

The unsecured debt securities of the issuers (other than any unsecured debt securities that have been guaranteed by any of such issuer’s subsidiaries for so long as the Guarantees of those debt securities remain in effect) will be effectively subordinated to all existing and future liabilities and preferred equity of the applicable issuer’s subsidiaries. These liabilities may include indebtedness, trade payables, other guarantees, lease obligations, swaps and letter of credit obligations. Therefore, the issuers’ rights and the rights of the issuers’ creditors, including the holders of unsecured debt securities, to participate in the assets of any subsidiary upon that subsidiary’s bankruptcy, liquidation, dissolution, reorganization or similar circumstances will be subject (except in the case of any subsidiary that has guaranteed any unsecured debt securities for so long as its Guarantee of those debt securities remains in effect) to the prior claims of the subsidiary’s creditors, except to the extent that an issuer may itself be a creditor with recognized claims against the subsidiary. However, even if an issuer is a creditor of one or more of its subsidiaries, its claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by the applicable issuer. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any of the respective issuer’s subsidiaries to incur additional secured or unsecured indebtedness, guarantees or other liabilities.

Guarantees

The debt securities of any series of each issuer may be guaranteed by one or more of its subsidiaries and, in the case of HCA Inc., the debt securities will be guaranteed by HCA Holdings, Inc. The Guarantors of any series of guaranteed debt securities of each issuer may differ from the Guarantors of any other series of guaranteed debt securities of each issuer. In the event HCA Holdings, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, the specific Guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If HCA Holdings, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, a description of some of the terms of Guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each Guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of the applicable issuer’s other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each Guarantor under its Guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under such Guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a Guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable Guarantor’s obligations under that Guarantee, subordinate that Guarantee to other debt and other liabilities of that Guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable Guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable Guarantees, which may include provisions that allow a Guarantor to be released from its obligations under its Guarantee under specified circumstances or that provide for one or more Guarantees to be secured by specified collateral.

Unless otherwise expressly stated in the applicable prospectus supplement, each Guarantee will be the unsubordinated and unsecured obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor. Each Guarantee (other than a secured Guarantee) will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable Guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any Guarantor that has provided an unsecured Guarantee of any debt securities, the holders of that Guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such Guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured Guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any Guarantor to incur secured indebtedness or issue secured guarantees.

Unless otherwise expressly stated in the applicable prospectus supplement, each secured Guarantee will be an unsubordinated obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor, except that such secured Guarantee will effectively rank senior to such Guarantor’s unsecured and unsubordinated indebtedness and guarantees in respect of claims against the collateral securing that secured Guarantee.

Book-entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

HCA Holdings, Inc. and HCA Inc. anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be, HCA Holdings, Inc. and HCA Inc. also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised the issuers that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to HCA Holdings, Inc. or HCA Inc., as applicable, after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy. Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, HCA Holdings, Inc., HCA Inc., any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is HCA Holdings, Inc.’s or HCA Inc.’s, as applicable, responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither HCA Holdings, Inc., HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

•

DTC notifies HCA Holdings, Inc. or HCA Inc., as applicable, that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification to HCA Holdings, Inc. or HCA Inc., as applicable, or of HCA Holdings, Inc. or HCA Inc., as applicable, becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	HCA Holdings, Inc. or HCA Inc., as applicable, determines, in its sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities of any series,

HCA Holdings, Inc. or HCA Inc., as applicable, will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities of that series. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names and in the authorized denominations that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg. Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither HCA Holdings, Inc. or HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that HCA Holdings, Inc. and HCA Inc. believe to be reliable, but HCA Holdings, Inc. and HCA Inc. take no responsibility for the accuracy of that information.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of HCA Holdings, Inc. or HCA Inc., as applicable, or may be subject to mandatory redemption by HCA Holdings, Inc. or HCA Inc., as applicable, as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase or repayment by HCA Holdings, Inc. or HCA Inc., as applicable, at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption by HCA Holdings, Inc. or HCA Inc., as applicable, or any repurchase or repayment at the option of the holders of any series of debt securities.

Secured Debt Securities

The debt securities of any series and the Guarantees, if any, of the debt securities of any series may be secured by collateral. The applicable prospectus supplement will describe any such collateral and the terms of such secured debt securities.

Merger, Consolidation and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the indentures provide that HCA Holdings, Inc. or HCA Inc., as applicable, will not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

•

either (1) HCA Holdings, Inc. or HCA Inc., as applicable, is the surviving corporation or (2) the Person formed by or surviving any such consolidation or merger (if other than HCA Holdings, Inc. or HCA Inc., as applicable,) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the applicable issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

•

the Successor Company, if other than the applicable issuer, shall expressly assume all the obligations of the applicable issuer pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory in form to the trustee;

•

immediately after giving effect to the transaction described above, no Event of Default under the applicable indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the applicable indenture, shall have occurred and be continuing;

•

with respect to any guaranteed debt securities, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the applicable indenture and the debt securities; and

•	the trustee shall have received the officers’ certificate and opinion of counsel called for by the applicable indenture.

In addition, with respect to secured debt securities, unless otherwise specified in the applicable prospectus supplement, the indentures provide that immediately after giving pro forma effect to the transaction described above, (1) the Collateral owned by the Successor Company will continue to constitute Collateral under the applicable indenture and related security documents and (2) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the related security documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the security documents in the manner and to the extent required by the applicable indenture.

In the case of any such merger, consolidation, sale, assignment, transfer, lease, conveyance or other disposition in which HCA Holdings, Inc. or HCA Inc., as applicable, is not the continuing entity and upon execution and delivery by the successor person of the supplemental indenture described above, such Successor Person shall succeed to, and be substituted for, HCA Holdings, Inc. or HCA Inc., as applicable, and may exercise every right and power of HCA Holdings, Inc. or HCA Inc., as applicable, under the applicable indenture with the same effect as if such successor person had been named as HCA Holdings, Inc. or HCA Inc., as applicable, therein, and HCA Holdings, Inc. or HCA Inc., as applicable, shall be automatically released and discharged from all obligations and covenants under the applicable indenture and the debt securities issued under that indenture.

With respect to guaranteed debt securities, unless otherwise specified in the applicable prospectus supplement, the merger, consolidation and transfer of assets provisions described above are equally applicable to each of the Guarantors in its capacity as guarantor of such debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “Event of Default” with respect to the debt securities of any series is defined in the applicable indenture as being:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

(2) default for 30 days or more in the payment when due of interest on or with respect to the debt securities;

(3) default in the deposit of any sinking fund payment when and as due with respect to any of the debt securities of that series;

(4) default in the performance, or breach, of any covenant or warranty of the issuer in the applicable indenture, and continuance of such default or breach for a period of 60 days after there has been given written notice by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities (with a copy to the trustee) specifying such default or breach and requiring it to be remedied;

(5) HCA Holdings, Inc. or HCA Inc., as applicable, pursuant to or within the meaning of any Bankruptcy Law: (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against HCA Holdings, Inc. or HCA Inc. as applicable, in a proceeding in which the issuer is to be adjudicated bankrupt or insolvent; appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer, or for all or substantially all of the property of the issuer; or orders the liquidation of the issuer; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) if applicable, the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture; or

(8) any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures provide that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default. Except in the case of a default relating to the payment of principal, premium, if any, or interest on debt securities of any series, the trustee may withhold from the holders notice of any continuing default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities. The trustee shall not be deemed to know of any default unless a responsible officer of the trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the trustee at the corporate trust office of the trustee.

The indentures provide that if any Event of Default (other than an Event of Default specified in clauses (5) or (6) of the second preceding paragraph with respect to of HCA Holdings, Inc. or HCA Inc., as applicable) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in principal amount of the then total outstanding debt securities may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding debt securities to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. The trustee shall have no obligation to accelerate the debt securities if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the holders of the debt securities. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (5) or (6), all outstanding debt securities shall be due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of the then outstanding debt securities by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an Event of Default under the applicable indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the applicable indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indentures require the annual filing by HCA Holdings, Inc. or HCA Inc., as applicable, with the trustee of a certificate which states whether or not HCA Holdings, Inc. or HCA Inc., as applicable, are in default under the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, no holder of any debt securities of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of such series;

•

the holders of not less than 25% in principal amount of the total outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

•	holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss liability or expense incurred in compliance with such request;

•	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	holders of a majority in principal amount of the total outstanding debt securities have not given the trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provision of the indenture, the right of any holder of a debt security to receive payment of principal, premium, if any, and interest on the debt security, on or after the respective due dates expressed in the debt security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Amendment, Supplement and Waiver

Unless otherwise specified in the applicable prospectus supplement, the indentures permit HCA Holdings, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, with the consent of the holders of at least majority in principal amount of the outstanding debt securities of each series issued under the applicable indenture and affected by a modification or amendment, to modify or amend any of the provisions of the applicable indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the applicable indenture. However, no such modification or amendment shall, among other things:

•

change the stated maturity of the principal of, or installment of interest, if any, on, any debt securities, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

•	change the currency in which the principal of (and premium, if any) or interest on such debt securities are denominated or payable;

•

adversely affect the right of repayment or repurchase, if any, at the option of the holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders whose consent is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or certain defaults;

•	modify the provisions that require holder consent to modify or amend the indenture or that permit holders to waive compliance with certain provisions of the indenture or certain defaults;

•

impair the right of any holder to receive payment of principal of, or interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities; or

•	except as expressly permitted by the indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the holders of any debt securities.

without in each case obtaining the consent of the holder of each outstanding debt security issued under such indenture affected by the modification or amendment.

Unless otherwise specified in the applicable prospectus supplement, the indentures also contain provisions permitting HCA Holdings, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, without the consent of the holders of any debt securities issued under the applicable indenture, to modify or amend the indenture, among other things:

•

to evidence the succession of another corporation to HCA Holdings, Inc. or HCA Inc., as applicable, or, if applicable, any Guarantor under the applicable indenture and the assumption by such successor of the covenants of HCA Holdings, Inc. or HCA Inc., as applicable, in compliance with the requirements set forth in the indenture;

•	to add to the covenants for the benefit of the holders or to surrender any right or power herein conferred upon the HCA Holdings, Inc. or HCA Inc., as applicable;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•	to secure the debt securities;

•

to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of the debt securities, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision;

•

to change any place or places where the principal of and premium, if any, and interest, if any, on the debt securities shall be payable, the debt securities may be surrendered for registration or transfer, the debt securities may be surrendered for exchange, and notices and demands to or upon HCA Holdings, Inc. or HCA Inc., as applicable, may be served;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

to conform the text of the indenture or the debt securities to any provision of the section regarding the description of the notes contained in the prospectus supplement to the extent that such provision in such section was intended to be a verbatim recitation of a provision of the indenture or the debt securities;

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer debt securities; or

•

to add additional Guarantees or additional Guarantors in respect of all or any securities under the indenture, and to evidence the release and discharge of any Guarantor from its obligations under its Guarantee of any or all securities and its obligations under the indenture in respect of any or all Securities in accordance with the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the compliance of HCA Holdings, Inc. or HCA Inc., as applicable, with the provisions described above under

“— Merger, Consolidation and Sale of Assets” and certain other provisions of the indenture and, if specified in the prospectus supplement relating to such series of debt securities, any additional covenants applicable to the debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, HCA Holdings, Inc. and HCA Inc., as applicable, may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be.

The indentures provide that the applicable issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (3), (5) and (6) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the issuer with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If HCA Holdings, Inc. or HCA Inc., as applicable, effects covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, HCA Holdings, Inc. or HCA Inc., as applicable, would remain liable to make payment of such amounts due at the time of acceleration.

HCA Holdings, Inc. or HCA Inc., as applicable, will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If HCA Holdings, Inc. or HCA Inc., as applicable, elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

HCA Holdings, Inc. or HCA Inc., as applicable, may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Definitions

As used in the indentures, unless otherwise specified in the applicable prospectus supplement the following terms have the meanings specified below:

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the security documents including the Liens, if any, required to be granted pursuant to the applicable indenture.

“Event of Default” has the meaning set forth under the section “— Events of Default.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Significant Subsidiary” means any direct or indirect Subsidiary of the issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date and which is not designated by the issuer to be an Unrestricted Subsidiary (as defined in the applicable indenture).

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

Governing Law

The indentures and the debt securities (including any Guarantees endorsed on the debt securities, if any) will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of HCA Holdings, Inc. or HCA Inc., as applicable, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with HCA Holdings, Inc. or HCA Inc., as applicable, and its subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the applicable indenture or resign as trustee.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

The validity of the securities to be sold hereunder will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York or other counsel who is satisfactory to us. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc. incorporated by reference in HCA Holdings, Inc.’s Current Report on Form 8-K dated July 26, 2011, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,000,000,000

HCA Holdings, Inc.

6.25% Senior Notes due 2021

P R O S P E C T U S    S U P P L E M E N T

Citigroup

Credit Suisse

Deutsche Bank Securities

Morgan Stanley

Wells Fargo Securities

BofA Merrill Lynch

Barclays

J.P. Morgan

SunTrust Robinson Humphrey

December 3, 2012